CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [*], HAS BEEN
OMITTED BECAUSE C4 THERAPEUTICS, INC. HAS DETERMINED SUCH INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO C4 THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

LICENSE AND COLLABORATION AGREEMENT
By and Between
C4 THERAPEUTICS, INC.,
and
BETTA PHARMACEUTICALS CO., LTD.
May 29, 2023

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EXHIBITS
Exhibit A    Schedule of C4T Licensed Patents
Exhibit B    Press Release
Exhibit C    Development Plan
Exhibit D    Bank Account Details
Exhibit E    Perceptive Agreement

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LICENSE AND COLLABORATION AGREEMENT
This License and Collaboration Agreement (the “Agreement”) is entered into as of May 29, 2023 (the “Effective Date”), by and between C4 Therapeutics, Inc., a corporation having a place of business at 490 Arsenal Way, Suite 120, Watertown, MA 02472, the United States (“C4T”), and Betta Pharmaceuticals Co., Ltd., a company having a place of business at 355 Xingzhong Road, Linping District, Hangzhou, Zhejiang, P.R. China 311100 (“Licensee”).
Recitals
Whereas, C4T possesses certain Patents, Know-How, technology expertise and other rights to the small molecule known as CFT8919;
Whereas, Licensee is engaged in the research, development, manufacture and commercialization of pharmaceutical products in the Licensee Territory;
Whereas, Licensee desires to obtain from C4T, and C4T desires to grant to Licensee, an exclusive license under the C4T Technology to Develop, Manufacture and Commercialize the Products in the Field in the Licensee Territory (each as defined below), subject to the terms and conditions of this Agreement; and
Whereas, simultaneously with entering into this Agreement, C4T, Licensee and an Affiliate of Licensee are entering into a stock purchase agreement (the “SPA”), pursuant to which C4T will issue, and Licensee or its Affiliate will purchase, shares of capital stock of C4T on the terms and conditions set forth therein.
Now, Therefore, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, C4T and Licensee hereby agree as follows:
1.Definitions
1.1“Accounting Standard” shall mean, with respect to a Party or its Affiliate or Sublicensees (in the case of Licensee) or (sub)licensees (in the case of C4T), International Financial Reporting Standards (IFRS) or Generally Acceptable Accounting Principles (GAAP), as such Party, Affiliate or Sublicensees (in the case of Licensee) or (sub)licensees (in the case of C4T) uses for its financial reporting obligations, in each case, consistently applied.
1.2“Additional Active(s)” shall mean any active pharmaceutical ingredient(s) that is not the Compound.
1.3“Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a Party or another entity, whether now or in the future. An entity is an Affiliate under this Agreement only so long as or once it satisfies the definition of Affiliate. For the purpose of this definition, an entity shall be deemed to “control” another entity, if it owns directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such entity, or exercises equivalent influence over such entity.
1.4“Agreement” shall have the meaning provided in the introductory paragraph of this Agreement.
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1.5“Annual Aggregate C4T Net Sales” shall mean, with respect to any Calendar Year, aggregate C4T Net Sales of all Products by C4T, its Affiliates and (sub)licensees to Third Parties in the Field in the C4T Territory. [*].
1.6“Annual Aggregate Licensee Net Sales” shall mean, with respect to any Calendar Year, aggregate Licensee Net Sales of all Products by Licensee, its Affiliates and Sublicensees to Third Parties in the Field in the Licensee Territory.
1.7“Agreement Payments” shall have the meaning provided in Section 9.3(b).
1.8“Alliance Manager” shall have the meaning provided in Section 7.6.
1.9“Anti-Corruption Laws” shall mean, the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, the PRC Anti-Unfair Competition Law and the PRC Criminal Law, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism, as amended.
1.10“Applicable Laws” shall mean the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitrator, securities exchange, Governmental Authority, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item or subject person, including the Anti-Corruption Laws, securities laws, Export Control Laws, data protection and privacy laws, the PRC Administrative Regulations on Human Genetic Resources, the Biosecurity Laws of the PRC, and other comparable laws.
1.11“Bankruptcy Event” shall have the meaning provided in Section 13.2(e).
1.12“Bankruptcy Laws” shall have the meaning provided in Section 13.5.
1.13[*].
1.14[*].
1.15“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to close in the Commonwealth of Massachusetts, U.S., the Hong Kong Special Administrative Region or Beijing, the PRC.
1.16“C4T Indemnitees” shall have the meaning provided in Section 14.1.
1.17“C4T Know-How” shall mean any and all Know-How that (i) is Controlled by C4T or any of its Affiliates as of the Effective Date and during the Term, and (ii) [*] for the Development, making, Manufacture, use, sale, exportation and importation, distribution, or Commercialization of the Compound or Products in the Field in the Licensee Territory. For clarity, C4T Know-How includes Know-How contained in C4T Licensed Patents and Product Inventions but shall not include any Know-How that is solely related to any Additional Active or other compound or product Controlled by C4T or any of its Affiliates, i.e., not related to the Compound or Products or any combination with the Compounds or Products. [*].

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1.18“C4T Net Sales” shall mean, with respect to a Product, Net Sales of the Product by or on behalf of C4T or any of its Affiliates or (sub)licensees in the Field in the C4T Territory to Third Parties.
1.19“C4T [*] Patents” shall mean the Patents in the Licensee Territory that are, (i) as of the Effective Date and during the Term, owned or Controlled by C4T or any of its Affiliates, and (ii) related to the [*] binding portion of Compound and [*] for the Development, making, Manufacture, use, sale, exportation and importation, distribution or Commercialization of the Compound or Products in the Field in the Licensee Territory, as well as any Patents in the Licensee Territory arising from or claiming benefit of any of the foregoing Patents. [*].[*]
1.20“C4T Licensed Patents” shall mean C4T Product Patents and C4T Other Patents. [*].
1.21“C4T [*] Patents” shall mean the Patents in the Licensee Territory licensed to C4T by a Third Party as of the Effective Date that are related to [*] of the Compound and [*] for the Development, making, Manufacture, use, sale, exportation and importation, distribution or Commercialization of the Compound or Products in the Field in the Licensee Territory, as well as any Patents in the Licensee Territory arising from or claiming benefit of any of the foregoing Patents. [*].
1.22“C4T Other Patents” shall mean [*] and [*].
1.23“C4T Product Patents” shall mean the Patents that are (i) owned or Controlled by C4T or any of its Affiliates as of the Effective Date and during the Term, and (ii) related to the Compound or Products and [*] for the Development, making, Manufacture, use, sale, exportation and importation, distribution or Commercialization of the Compound or Products in the Field in the Licensee Territory, as well as any Patents in the Licensee Territory arising from or claiming benefit of any of the foregoing Patents; provided, however, C4T Product Patents does not include C4T Other Patents or any Patent that is solely related to any Additional Active or other compound or product Controlled by C4T or any of its Affiliates, i.e., not related to the Compound or Products or any combination with the Compounds or Products. [*]. For clarity, C4T Product Patents shall include, but not be limited to, Product Invention Patents. [*].
1.24“C4T Product Technology” shall mean C4T Know-How and C4T Product Patents.
1.25“C4T Royalty Term” shall have the meaning provided in Section 8.6(b).
1.26“C4T Technology” shall mean the C4T Product Technology and C4T Other Patents.
1.27“C4T Territory” shall mean anywhere in the world other than the Licensee Territory.
1.28“Calendar Quarter” shall mean each period of three (3) consecutive months commencing on January 1, April 1, July 1 or October 1.
1.29“Calendar Year” shall mean each period of twelve (12) consecutive months commencing on January 1.
1.30“CDx” shall have the meaning provided in Section 3.6.

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1.31“CMC Information” shall mean information related to the chemistry, manufacturing and controls of the Compound or Products, as specified by the applicable Regulatory Authorities.
1.32“CMO” shall have the meaning provided in Section 5.1.
1.33“Combination Product” shall mean a Product comprising the Compound and one (1) or more Additional Active(s), where the Compound and the Additional Active(s) are [*].
1.34“Commercialization” shall mean, with respect to a product, all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, promotion, detailing, medical education and medical liaison activities, marketing, pricing, reimbursement, sale, and distribution of such product, including strategic marketing, sales force detailing, advertising, market product support, all customer support, product distribution, and invoicing and sales activities. “Commercialize” and “Commercializing” shall have the correlative meanings.
1.35“Commercialization Plan” shall have the meaning provided in Section 6.2.
1.36“Commercialization Report” shall have the meaning provided in Section 6.3.
1.37“Commercially Reasonable Efforts” shall mean, with respect to a Party’s obligation under this Agreement to conduct a particular activity, [*].
1.38“Compound” shall mean CFT8919, the chemical structure of which C4T has disclosed to Licensee in writing.
1.39“Confidential Information” shall mean all information and other proprietary scientific, technical, marketing, financial or commercial information or data, which is generated by or on behalf of a Party or its Affiliates and which one Party or any of its Affiliates has furnished or made available to the other Party or its Affiliates, whether in oral, written or electronic form. [*].
1.40“Control” of a Party (including any variations such as “Controlled” and “Controlling”) shall mean, with respect to any material (including Regulatory Materials), Know-How, Patents or other intellectual property rights, possession by such Party of the right, power and authority (whether by ownership, license or otherwise, other than by virtue of any rights granted under this Agreement) to grant access to, to grant use of, or to grant a license or a sublicense to such Know-How, Patents or intellectual property rights [*].
1.41“Core Data Sheet” shall mean, with respect to a Product, a document prepared and maintained by C4T in the ordinary course of business consistent with its past practices and industry standards setting forth material information relating to safety, efficacy, indications, dosing, pharmacology, and other information concerning such Product, that serves as a global reference document and the basis for local labeling for use in Regulatory Materials and discussions with Regulatory Authorities with respect to such Product.
1.42“Cover” shall mean, with respect to a claim of a pending (if such pending claim were to issue) or issued Patent, that the Development, making, Manufacture, Commercialization, use, offering for sale, sale, distribution, exportation, or importation of [*]. “Covered” and “Covering” shall have the correlative meanings. [*].

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1.43“Data” shall mean all data, including CMC Information, non-clinical data, preclinical data and clinical data, animal data, and quality control data, generated by or on behalf of a Party or its Affiliates or their respective (sub)licensees pursuant to activities conducted under this Agreement.
1.44“Development” shall mean, with respect to a product, all activities conducted after the Effective Date relating to non-clinical, preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of study results with respect to such product, and the reporting, preparation and submission of regulatory applications for obtaining, registering and maintaining Regulatory Approval of such product. “Develop” and “Developing” shall have the correlative meanings.
1.45“Development Plan” shall have the meaning provided in Section 3.2.
1.46“Disclosing Party” shall have the meaning provided in Section 10.1.
1.47“Effective Date” shall have the meaning provided in the introductory paragraph of this Agreement.
1.48“EGFR” shall mean human epidermal growth factor receptor, UniprotKB – P00533, a protein found on certain types of cells that binds to a substance called epidermal growth factor.
1.49“Enrollment Level #1” shall have the meaning provided in Section 8.3(b).
1.50“Enrollment Level #2” shall have the meaning provided in Section 8.3(b).
1.51“Enrollment Level #3” shall have the meaning provided in Section 8.3(b).
1.52“Enrollment Level #4” shall have the meaning provided in Section 8.3(b).
1.53“Enrollment Milestone” shall have the meaning provided in Section 8.3(b).
1.54“Executive Officers” shall have the meaning provided in Section 7.3.
1.55“Export Control Laws” shall mean all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. Seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).
1.56“FDA” shall mean the U.S. Food and Drug Administration and any successor entity thereto.
1.57“Field” shall mean all uses in humans.
1.58“First Commercial Sale” shall mean, with respect to a Product, (a) in the case of Licensee, the first sale by or on behalf of Licensee or its Affiliate or Sublicensee of the Product to a Third Party in a Region in the Licensee Territory after Regulatory Approval for such Product in such Region, and (b) in the case of C4T, the first sale by or on behalf of C4T or its Affiliate or

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(sub)licensee of the Product to a Third Party in a country in the C4T Territory after Regulatory Approval for such Product in such country. [*].
1.59“Force Majeure Event” shall have the meaning provided in Section 16.10.
1.60“Fully Burdened Manufacturing Cost” shall mean, with respect to any Compound or Product supplied by or on behalf of either Party to the other Party: [*].
1.61“GCP” shall mean the applicable then-current standards, practices and procedures for good clinical practices promulgated or endorsed by NMPA or any applicable Regulatory Authority, as may be updated from time to time, including but not limited to, as applicable, (a) as set forth in the ICH Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) as set forth in the PRC Good Clinical Practice for Pharmaceuticals, as released by the NMPA in 2020, and its subsequent amendments, and (d) the equivalent Applicable Laws in any relevant jurisdiction, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.62“Generic Product” shall mean, with respect a particular Product and a particular Region or country, a product that [*].
1.63“Global Trial” means [*].
1.64“GLP” shall mean the applicable then-current standards, practices and procedures for good laboratory practices promulgated or endorsed by NMPA or any applicable Regulatory Authority, as may be updated from time to time.
1.65“GMP” shall mean the applicable then-current standards, practices and procedures for good manufacturing practices promulgated or endorsed by NMPA or any applicable Regulatory Authority, as may be updated from time to time, including but not limited to, as applicable, (a) the PRC Good Manufacturing Practices for Pharmaceuticals effective as of March 1, 2011 and its appendices, (b) the principles detailed in the applicable ICH guidelines, and (c) the equivalent Applicable Laws in any relevant jurisdiction, each as may be amended and applicable from time to time.
1.66“Governmental Authority” shall mean any multi-national, national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.67“HGR” shall have the meaning provided in Section 11.4(a).
1.68“HGR Agency” shall have the meaning provided in Section 11.5(c).
1.69“ICH” shall mean the International Council for Harmonization of Technical Requirements for Pharmaceuticals for Human Use.

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1.70“IND” shall mean an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence clinical trial in humans in the applicable jurisdiction.
1.71“IND Approval in China” shall mean, with respect to any Product, the receipt of a notice of acceptance of an IND submission from NMPA by the relevant applicant in connection with the IND filing, or [*].
1.72“Indemnitee” shall have the meaning provided in Section 14.3.
1.73“Indemnitor” shall have the meaning provided in Section 14.3.
1.74“Initial Know-How Transfer” shall have the meaning provided in Section 2.6.
1.75“Invention” shall mean any inventions and/or discoveries, including processes, manufacture, composition of matter, Know-How, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective (sub)licensees in the course of performing activities under this Agreement during the Term, including all rights, title and interest in and to the intellectual property rights therein and thereto.
1.76[*].
1.77“JMC” shall mean a Joint Manufacturing Committee as provided in Section 7.7(a).
1.78“Jointly Owned Other Invention Patents” shall have the meaning provided in Section 12.1(e).
1.79“Jointly Owned Other Inventions” shall have the meaning provided in Section 12.1(e).
1.80“JSC” shall mean a Joint Steering Committee, as provided in Section 7.1.
1.81“Know-How” shall mean all technical, scientific, regulatory and other information, records, materials, results, knowledge, technology, techniques, Data and Regulatory Materials, in any tangible and intangible form and whether or not confidential or proprietary, whether or not patentable, invention disclosures, plans, Inventions, methods, processes, practices, methods, knowledge, know how, show-how, skill, experience, biomarkers, ideas, trade secrets, concepts, test data (including pharmacological, toxicological, preclinical, nonclinical and clinical test data), analytical and quality control data, formulae, formulations, specifications, marketing, pricing, distribution, cost, sales, and manufacturing data or descriptions. For clarity, Know-How shall include, but not be limited to, Product Inventions and Licensee Combination Product Inventions, but does not include Patents.
1.82“Know-How Transfer” shall have the meaning provided in Section 2.6.
1.83“Know-How Transfer Plan” shall have the meaning provided in Section 2.6.
1.84“License” shall mean, collectively, the licenses and sublicense granted by C4T to Licensee pursuant to Section 2.1.

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1.85“Licensee” shall have the meaning provided in the introductory paragraph of this Agreement.
1.86“Licensee Combination Product” shall mean Combination Products comprising the Compound and an Additional Active [*].
1.87“Licensee Combination Product Inventions” shall have the meaning provided in Section 12.1(c).
1.88“Licensee Combination Product Invention Patents” shall have the meaning provided in Section 12.1(c).
1.89“Licensee Indemnitees” shall have the meaning provided in Section 14.2.
1.90“Licensee Know-How” shall mean any and all Know-How (including Data and Regulatory Materials) with respect to the Compound or the Products, which Know-How is (a) Controlled by Licensee or any of its Affiliates as of the Effective Date or during the Term, and (b) [*] for the Development, Manufacture or Commercialization of the Compound or Products [*]. Notwithstanding the foregoing, Licensee Know-How shall not include any Know-How that is solely related to any Additional Active or [*].
1.91“Licensee Net Sales” shall mean, with respect to a Product, Net Sales of the Product by or on behalf of Licensee or any of its Affiliates or Sublicensees in the Field in the Licensee Territory to Third Parties.
1.92“Licensee Patents” shall mean any and all Patents that (i) as of the Effective Date and during the Term, are Controlled by Licensee or any of its Affiliates, and (ii) are [*] for the Development, Manufacture or Commercialization of the Compound or Products [*]. Notwithstanding the foregoing, Licensee Patents shall not include any Patent that is solely related to any Additional Active or [*].
1.93“Licensee Royalty Term” shall have the meaning provided in Section 8.6(a).
1.94“Licensee Technology” shall mean the Licensee Know-How and Licensee Patents.
1.95“Licensee Territory” shall mean the mainland China, Taiwan, the Hong Kong Special Administrative Region and the Macau Special Administrative Region (each a “Region” in the Licensee Territory).
1.96“Losses” shall have the meaning provided in Section 14.1.
1.97“MAA” shall mean an application for the authorization for marketing of a Product, including NDA, all amendments and supplements thereto, filed with any Regulatory Authority to gain approval to market the Product in a given jurisdiction or country.
1.98“Manufacture” and “Manufacturing” shall mean, with respect to a product, or the active pharmaceutical ingredient in a product, activities directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing, serving as the qualified person, and release, post-marketing validation testing, inventory control and management, storing and transporting such product, or active pharmaceutical ingredient, including oversight and management of vendors therefor.

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1.99“Manufacture Process” shall have the meaning provided in Section 5.4.
1.100“Manufacture Technology Transfer” shall have the meaning provided in Section 5.3.
1.101“Manufacture Technology Transfer Completion” shall have the meaning provided in Section 5.3.
1.102“Manufacture Technology Transfer Milestone Payment” shall have the meaning provided in Section 8.2.
1.103“NDA” shall mean a new drug application or similar application or submission filed with or submitted to any Regulatory Authority to obtain permission to commence marketing and sales of a pharmaceutical product in any particular jurisdiction.
1.104“Net Sales” shall mean, with respect to a Product, [*].
1.105[*].
1.106“NMPA” shall mean the National Medical Products Administration and any successor entity thereto or its provincial or local counterpart.
1.107“NSCLC” shall mean non-small cell lung cancer.
1.108“OFAC” shall have the meaning provided in Section 11.2(k).
1.109[*].
1.110“Party” shall mean Licensee or C4T individually, and “Parties” shall mean Licensee and C4T collectively.
1.111“Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.
1.112“Patent Coordinator” shall have the meaning provided in Section 12.5.
1.113“Perceptive Agreement” shall have the meaning provided in Exhibit E.
1.114“Phase 1 Study” shall mean a clinical trial of a Compound or Product, the principal purpose of which is to evaluate the safety, tolerability, pharmacokinetics and pharmacodynamics of such Compound or Product, as described in 21 C.F.R. 312.21(a), or a comparable clinical trial described by the relevant Regulatory Authority or Applicable Law in a country other than the United States.
1.115“PRC” shall mean the People’s Republic of China, which, for purposes of this Agreement, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region, or Taiwan.
1.116“Product” shall mean any pharmaceutical composition or product containing or comprising the Compound as an active pharmaceutical ingredient (whether alone as the sole

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active pharmaceutical ingredient or as a combination with other active pharmaceutical ingredient(s) or product(s)) in any form, presentation, formulation or dosage form.
1.117“Product Inventions” shall have the meaning provided in Section 12.1(b).
1.118“Product Invention Patents” shall have the meaning provided in Section 12.1(b).
1.119[*].
1.120“Publication” shall have the meaning provided in Section 10.5.
1.121“Receiving Party” shall have the meaning provided in Section 10.1.
1.122“Records” shall have the meaning provided in Section 5.5.
1.123“Registrational Study” shall mean, with respect to a Product, [*].
1.124“Regulatory Approval” shall mean any and all approvals, licenses, permits, registrations or authorizations of or from any Regulatory Authority that are necessary to market and sell a pharmaceutical product in any country, Region or other jurisdiction.
1.125“Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country, Region or other jurisdiction.
1.126“Regulatory Exclusivity” shall mean marketing or manufacturing exclusivity conferred by the applicable Regulatory Authority in a country or jurisdiction on the holder of a marketing approval for a pharmaceutical product in such country or jurisdiction, including, by way of example and not of limitation, regulatory data exclusivity, orphan drug exclusivity, new chemical entity exclusivity and pediatric exclusivity.
1.127“Regulatory Filings” shall mean (a) applications, submissions, filings (including all INDs and MAAs); and (b) data contained or relied upon in any of the foregoing, in each case relating to the Compound or a Product submitted to a Regulatory Authority.
1.128“Regulatory Materials” shall mean, with respect to a product, Regulatory Filings, notifications, communications, correspondence, Regulatory Approvals made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, market, sell or otherwise Commercialize such product in a particular country or jurisdiction.
1.129“Remedial Action” shall have the meaning provided in Section 4.7.
1.130“Royalty Payment Statement” shall have the meaning provided in Section 9.1.
1.131“Royalty Term” shall have the meaning provided in Section 8.6(b).
1.132“Rules” shall have the meaning provided in Section 15.2.
1.133“Safety Reasons” shall mean [*].
1.134“SEC” shall have the meaning provided in Section 10.4(a).
1.135“Single Agent Phase 1 Trial for NSCLC” shall have the meaning provided in Section 3.3(a)(i).

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1.136“Single Agent Registrational Trial for NSCLC” shall have the meaning provided in Section 3.3(b)(i).
1.137“Single Agent Trials” shall have the meaning provided in Section 3.3(b).
1.138“Solely Owned Other Inventions” shall have the meaning provided in Section 12.1(d).
1.139“Solely Owned Other Invention Patents” shall have the meaning provided in Section 12.1(d).
1.140“Sublicensee” shall mean any Third Party to whom Licensee has directly or indirectly granted a sublicense under all or any portion of the License.
1.141“Subsequent Know-How Transfer” shall have the meaning provided in Section 2.6.
1.142[*].
1.143“Tax(es)” shall have the meaning provided in Section 9.3(a).
1.144“Technology Transfer Plan” shall have the meaning provided in Section 5.3.
1.145“Term” shall have the meaning provided in Section 13.1.
1.146“Third Party” shall mean any entity other than Licensee and its Affiliates and C4T and its Affiliates.
1.147“Third Party Claims” shall have the meaning provided in Section 14.1.
1.148“Third Party IP” shall have the meaning provided in Section 2.7.
1.149“Third Party IP License” shall have the meaning provided in Section 2.7.
1.150“United States” or “U.S.” shall mean the United States of America and its territories and possessions.
1.151“Upfront Payment” shall have the meaning provided in Section 8.1.
1.152“US$” or “U.S. Dollars” shall mean U.S. dollars, the lawful currency of the U.S.
1.153“Valid Claim” shall mean a claim contained in (a) an issued and unexpired Patent, which claim has not been found to be unpatentable, invalid, revocable or unenforceable by a decision of a court or other authority of competent jurisdiction in the subject country or jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a Patent application that [*].
2.License
2.1License Grants. Subject to the terms and conditions of this Agreement [*], C4T (on behalf of itself and its Affiliates) hereby grants to Licensee, during the Term:
(a)an exclusive [*], royalty-bearing license, with the right to sublicense (solely in accordance with Section 2.2), under the C4T Product Technology and C4T [*] Patents solely to Develop, make, Manufacture, use, sell, export (within the Licensee Territory) and import,

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distribute and Commercialize the Compound and Products in the Field in the Licensee Territory; and
(b)an exclusive [*], royalty-bearing sublicense, with the right to sublicense (solely in accordance with Section 2.2), under the C4T [*] Patents solely to Develop, make, Manufacture, use, sell, export (within the Licensee Territory) and import, distribute and Commercialize the Compound and Products in the Field in the Licensee Territory.
For clarity, the licenses and sublicense granted to Licensee under this Section 2.1 do not extend to [*].
2.2Sublicense Rights
.
(a)Right to Sublicense. Subject to the terms and conditions of this Agreement, Licensee shall have the right to grant sublicenses [*] under the Licenses to (i) an Affiliate of Licensee, or (ii) [*].
(b)Sublicense Terms. Any sublicense granted by Licensee under this Agreement shall be (i) in writing and (ii) subject to and consistent with, the terms and conditions of this Agreement. [*]. Licensee will be responsible for ensuring that the performance by any of its Affiliates and Sublicensees hereunder that are exercising rights under a sublicense hereunder is consistent with the applicable terms of this Agreement. Licensee shall be responsible for any actions of its Affiliates and Sublicensees to the same extent as if such actions had been taken by Licensee itself [*]. Licensee shall be liable for the failure of its Affiliates and Sublicensees to comply with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by its Affiliates and Sublicensees with the terms of the sublicense agreement and any provisions of this Agreement that are applicable to Sublicensees.
2.3Negative Covenants. Licensee hereby covenants not to practice, [*] any C4T Technology for any purpose except as expressly authorized in this Agreement.
2.4No Implied Licenses; Retained Rights. No right or license under any Patents or Know-How of either Party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement or unless agreed by the Parties in writing. C4T hereby expressly reserves all rights under the C4T Technology not expressly licensed or sublicensed to Licensee in Section 2.1, including [*].
2.5Grant-Back License to C4T. Licensee hereby grants to C4T (a) an exclusive [*] and royalty-bearing (in accordance with Section 8.5(b)) license, with the right to sublicense (but not further sublicense) to any Affiliate of C4T and, [*], under Licensee Technology, solely to Develop, Manufacture and Commercialize the Compound or Products in the C4T Territory, whether in or outside the Field, or outside the Field in the Licensee Territory and (b) a non-exclusive, fully-paid and royalty-free license, with the right to sublicense [*] to any Affiliate of C4T and, [*], under Licensee Technology, solely to: [*].
2.6Know-How Transfer. As soon as possible and no later than [*] after C4T’s receipt of the Upfront Payment, C4T will provide and transfer [*] to Licensee copies of C4T Know-How (other than the relevant manufacturing technology, the transfer of which will be performed pursuant to Section 5.3) in C4T’s possession as of the Effective Date that is [*] for

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Licensee’s performance (either by itself, or through its Affiliates, Sublicensees or subcontractors) of this Agreement (the “Initial Know-How Transfer”). C4T shall make such C4T Know-How available in such form as [*] requested by Licensee. As soon as possible and no later than [*] after the Effective Date, C4T shall develop and submit to [*] a draft Know-How transfer plan (the “Know-How Transfer Plan”), which plan, among other things, will set forth a reasonable process (including a verification and acceptance standard and procedure) and schedule for the transfer of all C4T Know-How that comes to be in C4T’s possession after the Effective Date and is [*] for Licensee (either itself, or through its Affiliates or subcontractors) to perform this Agreement (the “Subsequent Know-How Transfer”, together with the Initial Know-How Transfer, the “Know-How Transfer”). [*] will review and discuss, and determine whether to approve the Know-How Transfer Plan no later than [*] following C4T’s submission of such plan. The Know-How Transfer Plan shall provide that (i) C4T shall provide all [*] assistance to Licensee to complete the Know-How Transfer; (ii) C4T shall make available [*] quantities of materials and information required to support the ongoing Know-How Transfer; (iii) C4T shall make available qualified personnel to assist with the performance of the Know-How Transfer and C4T shall provide [*] of hours of free technical support, consultation and assistance [*] with qualified personnel in connection with the Know-How Transfer; and (iv) C4T shall report on the performance and status of the Subsequent Know-How Transfer to[*]. The completion of the Know-How Transfer shall be subject to [*] to be agreed by the Parties in the Know-How Transfer Plan.
2.7Future Third Party In-License.
(a)C4T shall remain solely responsible for the payment of all royalties, license fees, milestone payments, and other payment obligations under all agreements entered into by C4T with any Third Parties prior to the Effective Date. After the Effective Date, if either Party becomes aware of any Patent or Know-How that is owned or controlled by a Third Party and is necessary or reasonably useful for the Development, Manufacture or Commercialization of the Compound or Products in the Field (such Patent or Know-How, “Third Party IP”), then such Party shall bring such matter to the attention of the other Party and the Parties shall discuss whether it is advisable for the Parties to obtain a license under Third Party IP for the Compound or Products in the Licensee Territory.
(b)As between the Parties, C4T shall have the first right (but not the obligation) to obtain a license under such Third Party IP for the Compound or Product. If C4T obtains such a license (a “Third Party IP License”), such Third Party IP, to the extent falling within the definition of the C4T Technology, shall be included in the C4T Technology and sublicensed to Licensee under the terms and conditions of this Agreement, in which case, C4T shall be responsible for and pay for [*] of the payments due to such Third Party under such Third Party IP License [*].
(c)If C4T decides not to obtain such Third Party IP License, Licensee shall have the right to obtain such Third Party IP License solely for the Licensee Territory, in which case, Licensee shall be responsible for and pay for [*] of the payments due to such Third Party under such Third Party IP License [*].
(d)Notwithstanding the foregoing, if the purpose of obtaining any Third Party IP License is [*], such Third Party IP shall automatically be included in the C4T Technology and

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sublicensed to Licensee under the terms and conditions of this Agreement and C4T shall be [*] due to such Third Party under such Third Party IP License.
2.8Combination Products. Notwithstanding any other provision of this Agreement, for purposes of the license and sublicense grants under Section 2.1, with respect to any Product that is a Combination Product, such license will only include a license with respect to the Compound component of such Combination Product and will not include [*].
2.9[*].
3.Development.
3.1    Overview; Diligence. Except as expressly provided herein, Licensee (itself and through its Affiliates and their respective Sublicensees) shall be responsible, at its own expense, for the Development of the Products in the Field in the Licensee Territory. Without limiting the generality of the foregoing, each Party shall [*] (i) Develop the Products in its territory in accordance with the Development Plan(s); (ii) perform the Development activities set forth in the Development Plan(s), including patient-enrollments, IND and NDA filings and other Development activities in its territory set forth in the Development Plan(s) for Global Trials sponsored by C4T; and (iii) obtain Regulatory Approvals for the Products in its territory. Without limiting the generality of the foregoing, C4T shall file an IND and, if appropriate, NDAs, for the Products in the C4T Territory in accordance with the timeline set forth in the Development Plan(s), including, but not limited to, filing an IND with the FDA with respect to the Products in the United States [*], and Licensee shall file an IND with the NMPA as promptly as possible, but in any event no later than [*] after the filing of the first IND with respect to a Product in the United States.
3.2    Development Plan.
(a)Initial Development Plan. As of the Effective Date, the Parties have agreed to an initial plan for the Development of the Products in the Field in the Licensee Territory, as set forth in Exhibit C (such plan, as updated, supplemented or amended from time to time by the JSC in accordance with this Agreement, the “Development Plan”). The Development Plan shall set forth with reasonable details, inter alia, the scope and budget of the Development activities to be conducted by or on behalf of Licensee in order to obtain Regulatory Approvals for the Products in the Field in the Licensee Territory, covering [*]. Following the Effective Date of this Agreement, the JSC shall discuss, review, and agree upon any subsequent details, amendments, supplements or updates to the then-current Development Plan, which shall be subject to approval by the JSC in accordance with Sections 7.1 and 7.3.
(b)Supplemental Development Plan for Additional Global Trials. C4T shall have the exclusive right to plan and conduct one (1) or more Global Trial(s) of the Product as a single agent or in combination with [*] or other compounds. Subject to Sections 3.3 and 3.4, C4T or its designee shall lead and shall be the sponsor of each such Global Trial and shall have the final decision-making authority with respect to any and all matters relating to any and all such Global Trials, [*]; provided that [*]. If C4T decides to include a Region in the Licensee Territory in any Global Trial, C4T shall share with Licensee through the JSC a supplemental plan for the activities of such Global Trial to be conducted in the Licensee Territory, setting forth each Party’s responsibilities. The JSC will review and discuss, and the JSC will determine

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whether to approve such supplemental plan. Once approved by the JSC, such supplemental plan shall be included in and become part of the Development Plan. In lieu of a supplemental plan for the Development activities of such Global Trial to be conducted in the Licensee Territory, the Parties may propose to the JSC a supplemental plan for Licensee to conduct Development activities in the Licensee Territory [*]. Such supplemental plan, once approved by the JSC, will be part of the Development Plan.
(c)Implementation of Development Plan. Each Party shall [*] carry out the activities allocated to it in the Licensee Territory in accordance with the then current Development Plan and bear its share of the Development costs according to the costs distribution as set forth herein and therein or as otherwise agreed by the Parties.
3.3    Single Agent Trial for NSCLC.
(a)Single Agent Phase 1 Trials.
(i)The Parties agree that there will be one Phase 1 Study conducted in the Licensee Territory and one in the C4T Territory for evaluating the Product as a single agent in NSCLC (each, a “Single Agent Phase 1 Trial for NSCLC” and, together, the “Single Agent Phase 1 Trials for NSCLC”). C4T shall be the sponsor of the Single Agent Phase 1 Trial for NSCLC to be conducted in the C4T Territory and, if required by Applicable Laws, also the sponsor or co-sponsor (with Licensee) of the Single Agent Phase 1 Trial for NSCLC to be conducted in the Licensee Territory.
(ii)C4T shall have all decision rights and control over the Single Agent Phase 1 Trial for NSCLC to be conducted in the C4T Territory and, even if C4T is the sponsor or co-sponsor of the Single Agent Phase 1 Trial for NSCLC to be conducted in the Licensee Territory, Licensee shall have final decision rights and control over the Single Agent Phase 1 Trial for NSCLC in the Licensee Territory, except [*], in which case, such matter shall be submitted to the JSC for its review, discussion and approval, and, if the JSC cannot reach an agreement as to any such matter (subject to the escalation procedures set forth in Section 7.3(a)), then (A) Licensee shall have the final decision-making authority with respect to [*]; and (B) C4T shall have final decision-making authority on [*].
(iii)Each Party shall have the right to access and use the Data from and to provide advice to the other Party on the Single Agent Phase 1 Trial for NSCLC conducted in such other Party’s territory. Each Party shall consider [*] and, when [*], implement the other Party’s recommendations on matters that fall under such other Party’s decision-making authority.
(iv)Each Party shall be responsible for (i) [*] of all costs arising from activities conducted in its territory with respect to such Party’s Single Agent Phase 1 Trial for NSCLC, including the costs of enrolling patients, and (ii) [*] of application and regulatory fees and other reasonable Development activities of such Party required for Developing the Product in its territory during the Term by such Party. Licensee shall be responsible for [*] of the Fully Burdened Manufacturing Cost of any Compound or Product supplied by C4T to Licensee.
(b)Single Agent Registrational Trial.
(i)C4T plans to sponsor and conduct a Global Trial, as a Registrational Study (the “Single Agent Registrational Trial for NSCLC”) of the Product as a single agent for

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NSCLC and intends to include all or certain Region(s) in the Licensee Territory in such Global Trial. Licensee shall participate in such Global Trial in accordance with then current Development Plan. Licensee shall be entitled to (A) submit to the NMPA an IND application for such Product in Licensee’s name; and (B) recruit patients and conduct other Development activities in accordance with the Development Plan. If Licensee [*] its patient enrollment goal in the Licensee Territory as set forth in the Development Plan for this trial as then in effect while C4T has [*] its patient enrollment goal in the C4T Territory as set forth in the Development Plan, Licensee shall have the right (but not the obligation) to continue the study to meet the NMPA’s requirements for a Registrational Study and submit an NDA application on its own in the Licensee Territory. If Licensee is not permitted by Applicable Laws to be the sole registered applicant of the IND application or NDA application for the Product in the Licensee Territory, Licensee shall be entitled to (A) submit to the NMPA, as C4T’s agent, an IND application for such Product in C4T’s name; and (B) submit an NDA application for such Product in the names of Licensee and C4T in the Licensee Territory, and C4T shall provide Licensee with all reasonable assistance and cooperation in furtherance of the fulfillment of Licensee’s rights under this paragraph.
(ii)Licensee shall be responsible for (i) [*] of all costs arising from activities conducted by or on behalf of Licensee in the Licensee Territory with respect to such Single Agent Registrational Trial for NSCLC, including the costs of enrolling patients, (ii) [*] of application and regulatory fees and other reasonable Development activities of Licensee required for Developing the Product in the Licensee Territory during the Term by Licensee, and (iii) [*] of the Fully Burdened Manufacturing Cost of the Compound or Product supplied by C4T to Licensee.
(iii)Subject to Section 7.3, each Party shall have the final decision-making authority with respect to [*] except that C4T shall have final decision-making authority on [*]. Notwithstanding the foregoing, if any decision [*] made by a Party in respect of such Single Agent Registrational Trial for NSCLC [*] on the Development or Commercialization of the Products (including Combination Products) in the other Party’s territory, then such matter shall be submitted to the JSC for review, discussion and approval, and, if the JSC cannot reach an agreement as to any such matter, then (A) Licensee shall have the final decision-making authority with respect to [*]; and (B) C4T shall have final decision-making authority on [*].
3.4    C4T Sponsored Global Combination Trials
(a)[*] for First-Line NSCLC.
(i)If C4T conducts or prepares to conduct one or more Global Trials to Develop a Combination Product that comprises the Compound and [*] as an Additional Active [*] in the Licensee Territory and the relevant Development Plan for the activities to be conducted in the Licensee Territory has been approved by the JSC, Licensee will, in accordance with such Development Plan (a) [*] submit to the NMPA, as C4T’s agent, an IND application of the [*], in C4T’s name, as soon as possible within [*] after filing of the first IND with respect to such [*] in the United States, and (b) recruit patients and conduct other Development activities in accordance with such Development Plan for the [*]. Licensee shall, [*] assist and cooperate with the enrollment of patients in the Licensee Territory with respect to such Global Trials on the [*],

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at C4T’s cost. As between the Parties, C4T shall own all Data and results generated from such Global Trials on the [*]. C4T shall have all decision rights and control over the [*].
(ii)C4T shall be responsible for and if any of the following fees are incurred by Licensee, C4T shall reimburse Licensee for (i) [*] of all costs arising from activities conducted in the Licensee Territory with respect to such [*], including the costs of enrolling patients, (ii) [*] of all (A) application and regulatory fees paid by or on behalf of Licensee and (B) costs arising from other reasonable Development activities required for Developing the [*] in the Licensee Territory by Licensee, and (iii) if Licensee supplies Product for this Global Trial, [*] of the Fully Burdened Manufacturing Cost.
(b)Other Global Trials. C4T shall have the exclusive right to plan and conduct other Global Trial(s) of the Product in combination with agents other than [*]. If C4T decides to include certain Region(s) in the Licensee Territory in such a Global Trial, Licensee shall have the right (but not the obligation) to participate in such Global Trials as an agent of C4T at C4T’s cost, in which case, Section 3.4(a) governing the [*] shall apply to such other Global Trial, mutatis mutandis, unless agreed by the Parties through the JSC otherwise.
3.5    Licensee Sponsored Combination Trials in the Licensee Territory
(a)Licensee’s [*] for First-Line NSCLC.
(i)Licensee will have the sole and exclusive right to Develop a Combination Product that comprises the Compound and [*] as an Additional Active [*] in the Licensee Territory [*]. Licensee shall be the Regulatory Approvals holder for any [*] in the Licensee Territory and shall be responsible for all regulatory activities, including obtaining Regulatory Approval, with respect to [*] in the Licensee Territory. [*].
(ii)For clarity, C4T does not have any right or license and shall not Develop or otherwise exploit the [*] in the Licensee Territory, and Licensee does not have any right or license and shall not Develop or otherwise exploit the [*] in the C4T Territory. As between the Parties, Licensee shall own all Data and results generated in the [*]; provided that [*].
(iii)Licensee shall bear all costs in connection with any [*] in the Licensee Territory or any other Development activities related to the [*], including [*] of the Fully Burdened Manufacturing Cost of the Compound or Product if the Compound or Product is supplied by C4T to Licensee.
(b) Development of Other Licensee Combination Products in the Licensee Territory. Licensee will have the sole and exclusive right to Develop any other Licensee Combination Products in the Licensee Territory and shall be the holder of Regulatory Approvals for any trials related thereto in the Licensee Territory. [*].
3.6    Companion Diagnostic. The Parties will discuss the details of the development or licensing of a companion diagnostic in connection with the Compound (a “CDx”) in the JSC, with C4T retaining decision-making authority with respect to [*]. If either Party decides to develop a CDx that may be used in the Licensee Territory, the Parties shall review and discuss the development plan for such CDx in the JSC, with Licensee retaining ultimate decision-making authority with respect to [*]. If either Party becomes aware of any Third Party IP related to a CDx that may be [*] for the Development, Manufacture or Commercialization of the Compound

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or Products in the Field, the Parties shall [*] obtain such Third Party IP License in accordance with Section 2.7. For clarity, Licensee shall be the holder of all Regulatory Approvals for the CDx in the Field in the Licensee Territory. Sections 4.1, 4.2 and 4.3 shall apply, mutatis mutandis, to the regulatory matters related to any CDx.
3.7    Ownership of Data. As between the Parties, each Party will solely own all Data and results generated in all Development studies sponsored in such Party’s (or its designee’s) name under this Agreement, and the Parties will jointly own all Data and results generated in Development activities sponsored in both Parties’ names. For clarity, all Data generated from any Global Trial in which C4T or its designee acts as the sole sponsor shall be solely owned by C4T and be considered the Confidential Information of C4T, and all Data generated from any Development activities in which Licensee acts as the sole sponsor shall be solely owned by Licensee and be considered the Confidential Information of Licensee, subject to (a) each Party’s right to use and reference Data generated from the Single Agent Phase 1 Trial for NSCLC in accordance with Section 3.3(a), (b) [*], and (c) each Party’s right to access to the other Party’s Regulatory Materials and Data in accordance with Section 4.3.
3.8    Development Records. Each Party shall maintain complete, current and accurate records of all Development activities conducted by or on behalf of it in its respective territory, and all Know-How resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes. Each Party shall, and shall ensure that its Affiliates and their Sublicensees (in the case of Licensee) and (sub)licensees (in the case of C4T) will, document all non-clinical studies and clinical trials in formal written study records in accordance with all Applicable Laws, including applicable national and international guidelines such as ICH, GCP and GLP. Subject to its compliance with Applicable Laws, each Party shall have the right to review and copy such records at [*] times and to obtain access to review [*] (or the copy in a Party’s possession) to the extent [*] for regulatory, patent or other reasonable purposes upon [*] notice to the other Party and at a time and location mutually acceptable to the Parties provided that [*].
3.9    Development Reports. Each Party shall keep the other Party reasonably informed of the progress and results of its and its Affiliates’ and Sublicensees’ (or (sub)licensees’) work in connection with the Development of the Compound or any Product in its territory (including [*]). Without limiting the generality of the foregoing, each Party shall provide the other Party with a written report no later than [*] after the end of each Calendar Year setting forth in detail the Development activities performed during such Calendar Year and the results thereof, and comparing such activities with the Development Plan(s) for such time period. Such reports shall be provided in their original format and language[*]. At each JSC meeting, the Parties shall discuss the status, progress and results of each Party’s Development activities. Each Party shall [*] respond to the other Party’s reasonable questions or requests for additional information relating to such Development activities.
3.10    Subcontractors. Licensee shall have the right to engage subcontractors to conduct any activities necessary for Development of the Products under this Agreement, provided that [*]. Licensee shall have the right to engage subcontractors in the C4T Territory

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[*], solely for the purpose of Developing, Manufacturing or Commercializing Compound or Product in the Licensee Territory.
3.11    Conduct of Audits. Upon [*] prior written notification but no more frequently than [*], each Party or its representatives may conduct, at its sole cost and expense, an audit of the other Party or its Affiliates and all clinical trial sites engaged by the other Party or its Affiliates to perform its obligations under the Development Plans, in each case, if and only to the extent needed to ensure that the applicable studies are conducted to develop the Product in compliance with the Development Plans, GCP, and Applicable Laws. In the event any such audit of clinical trial sites engaged by a Party or its Affiliates requires the audited Party’s assistance, such audited Party shall provide such assistance at the auditing Party’s cost, to the extent reasonable, including [*], providing its personnel to be present for such audit and producing any documents or authorizations allowing the auditing Party or its representatives to conduct such audit. No later than [*] after the completion of such audit, the auditing Party will provide the audited Party with a written summary of its findings of any deficiencies or other areas of remediation that it identifies during any such audit and the audited Party shall respond and/or remediate any such deficiencies following its receipt of such report.
4.Regulatory.
4.1    Conduct of Regulatory Activities.
(a)Subject to Article 3, unless otherwise agreed by the Parties, Licensee (itself and through its Affiliates and Sublicensees, as applicable) shall be solely responsible, at its own expense, for all regulatory activities with respect to the Products (excluding the [*] or any other Global Trials that Licensee is participating in as C4T’s agent, but including the circumstances under Section 3.3(b)(i) where Licensee is not permitted by Applicable Laws to be the sole applicant of the IND application or NDA application for the Product in the Licensee Territory and submits to the NMPA an IND application or NDA application for such Product as C4T’s agent, provided that, for clarity, C4T shall have final decision-making authority on [*]. [*] Each Party shall consider the other Party’s comments [*] and make decisions in accordance with Section 7.3.
(b)Notwithstanding the foregoing, if Licensee, its Affiliates or Sublicensees are unable to become the legal and beneficial owner of the Regulatory Filings for the Products in the Licensee Territory in order to exercise its rights and perform its obligations under this Agreement, (a) C4T will be the legal and beneficial owner of the Regulatory Filings for the Products in the Licensee Territory (such Regulatory Filings will be included in the C4T Know-How and licensed to Licensee), (b) C4T will designate Licensee, its Affiliates or Sublicensees as C4T’s regulatory agent and exclusive general distributor for the Products in the Licensee Territory, and (c) to the extent later permitted by Applicable Laws, C4T will cooperate with Licensee to allow Licensee, its Affiliates or Sublicensees to be the legal and beneficial owner of the Regulatory Filings for the Products in the Licensee Territory. Licensee will conduct the regulatory activities in the Licensee Territory under this Agreement (i) in its own name, if Licensee (or its Affiliates or Sublicensees) is the legal and beneficial owner of the Regulatory Approvals for the Products in the Licensee Territory or (ii) as the express and authorized regulatory agent of record for C4T in the Licensee Territory, if C4T is the legal and beneficial owner of the Regulatory Filings for the Products in the Licensee Territory, under which situation

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such actions will be taken on behalf of C4T and for the benefit of Licensee in the Licensee Territory.
(c)Unless otherwise agreed by the Parties, for any regulatory activities with respect to the Products (excluding the [*] or other Global Trials that Licensee is participating in as C4T’s agent, but including the circumstances under Section 3.3(b)(i) where Licensee is not permitted by Applicable Laws to be the sole applicant of the IND application or NDA application for the Product in the Licensee Territory and submits to the NMPA an IND application or NDA application for such Product as C4T’s agent, provided that, for clarity, C4T shall have final decision-making authority on [*], Licensee will have the final decision-making authority regarding [*].
(d)For any clinical trial where Licensee has decision-making authority pursuant to this Agreement, C4T shall, and shall ensure that its relevant Affiliates and sublicensees will, conduct all regulatory activities in the Licensee Territory in compliance with Licensee’s instructions and final decisions. For clarity, C4T shall have final decision-making authority regarding [*].
4.2    Regulatory Communications and Meetings.
(a)Licensee shall [*] keep C4T [*] informed in all material respects of the preparation and Regulatory Authority review and approval of submissions and communications with Regulatory Authorities with respect to the Products in the Field in the Licensee Territory and shall respond [*] to any request from a Regulatory Authority related to the Product in the Field in the Licensee Territory. [*].
(b)Licensee shall provide C4T with [*] advance notice and time to review and comment on Licensee’s material communications and filings with Regulatory Authorities [*].
(c)[*].
(d)[*].
4.3    Access to Regulatory Materials and Data.
(a)C4T hereby grants to Licensee (and its Affiliates and Sublicensees, as applicable) the right to access and cross-reference filings made by C4T or its Affiliates and (sub)licensees with Regulatory Authorities and Regulatory Materials relating to the Products that contain the Compound as the sole active pharmaceutical ingredient, including the Data included in such filings, solely to the extent [*] in connection with regulatory activities with respect to such Products in the Field in the Licensee Territory. For clarity, nothing in this Section 4.3 grants Licensee the right to access and cross-reference filings made by C4T or its Affiliates with Regulatory Authorities and Regulatory Materials relating to Products that are Combination Products.
(b)Licensee hereby grants to C4T and its Affiliates and licensees the right to access and cross-reference filings made by Licensee and its Affiliates and Sublicensees with Regulatory Authorities and Regulatory Materials relating to the Products, including the Data included in such filings, solely to the extent [*] in connection with regulatory activities with respect to the Products in the C4T Territory (whether in or outside the Field).

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(c)Each Party shall, [*] upon request of the other Party, file with applicable Regulatory Authorities such letters of access or cross-reference as may be necessary to accomplish the intent of this Section 4.3. If any approval or filing is required by Applicable Law for a Party to share any materials abovementioned in this Section 4.3 with the other Party, the other Party shall [*] obtain such approval or filing at its [*] costs and expense.
(d)Notwithstanding the foregoing, (A) neither Party shall be obligated to share any personally identifiable information with the other Party, unless [*] required for such other Party to Develop the Products in its respective territory and such sharing is permitted by, and in accordance with, the Applicable Laws, including applicable data privacy laws, in which case the Parties shall enter into a separate agreement to address such exchange of personally identifiable information between the Parties, and (B) each Party shall only be obligated to share Data on [*] in the then current format.
4.4    Safety Data Exchange. Within [*] following the Effective Date but in any event at least [*] before [*], the Parties shall negotiate [*] and enter into a safety data exchange agreement regarding the Compound and Products, which shall set forth [*]. Such safety data exchange agreement shall identify which Party shall be responsible for [*]. Such agreement shall require [*]. Unless otherwise mutually agreed by the Parties, C4T shall maintain a global safety database and Core Data Sheet for the Compound and Products, and Licensee shall [*] provide all such assistance as C4T may from time to time [*] require in connection therewith and ensure that initial and follow-up safety reports or updates to the Core Data Sheet are sent to C4T within the timeframes contemplated in the safety data exchange agreement.
4.5    No Harmful Actions. If a Party believes that the other Party is taking or intends to take any action with respect to any Product that could [*] be expected to have a material adverse impact upon the regulatory status of the Product in its territory, such Party may bring the matter to the attention of the JSC and the Parties shall discuss [*] to [*] resolve such concern.
4.6    Notification of Threatened Action. Each Party shall [*] notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including without limitation a Regulatory Authority, which may affect the Development, Manufacture, Commercialization or regulatory status of any Product. Upon receipt of such information, the Parties shall consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.
4.7    Remedial Actions. Each Party shall notify the other [*], and [*] confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action by any Governmental Authority or Regulatory Authority (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is [*] to determine the necessity of conducting a Remedial Action, with Licensee retaining the ultimate decision-making authority with respect to [*]. Unless otherwise agreed by the Parties, Licensee shall bear any and all costs and expenses related to any Remedial Action in the Licensee Territory, and C4T shall bear any and all costs and expenses related to any Remedial Action in the C4T Territory. Each Party shall, and shall ensure that its Affiliates, Sublicensees (in the case of Licensee) and (sub)licensees (in the case of C4T) will, maintain adequate records to permit the Parties to trace the distribution and use of the Product in its territory.

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5.Manufacture and Supply.
5.1    Clinical Supply. Except as set forth in Section 3.4(a), subject to Section 5.4 below, with respect to any Product, C4T shall, by itself or through one or more of its contract manufacturing organizations (“CMO”), [*] supply to Licensee the Product for clinical use by Licensee in the Field in the Licensee Territory at [*] of the Fully Burdened Manufacturing Cost; provided that [*]. Delivery of the Product shall be done [*]. The Parties shall negotiate [*] and enter into a clinical supply agreement by [*].
5.2    Commercial Supply. Subject to Section 5.4 below, with respect to any Product, C4T shall, by itself or through one or more its CMOs, [*] supply to Licensee the Product for commercial use by Licensee in the Field in the Licensee Territory on mutually agreed terms and conditions. Unless Licensee determines that it will not purchase commercial supply from C4T, the Parties shall negotiate [*] and enter into a commercial supply agreement at least [*] prior to the anticipated First Commercial Sale of a Product in the Licensee Territory.
5.3    Transfer of Manufacturing Technology.
(a)In addition to the Know-How Transfer, after the Effective Date, the Parties shall discuss through the JMC when and how the manufacturing technology for the Product shall be transferred into the Licensee Territory, under the principle that [*]. The Parties hereby agree that the Manufacture Technology Transfer shall be implemented at such a time and in such a manner that [*].
(b)The Parties shall jointly develop through the JMC a manufacture technology transfer plan (the “Technology Transfer Plan”) to provide for the transfer to Licensee or any of its Affiliates or designated party the Know-How and other manufacturing technology that is [*] for the Manufacture of the Compound or the Product in the Licensee Territory (the “Manufacture Technology Transfer”). The Technology Transfer Plan, among other things, will set forth [*] (the “Manufacture Technology Transfer Completion”). The JSC will review and discuss, and determine whether to approve the Technology Transfer Plan, which may be amended from time to time. If the JSC (subject to the escalation procedures in accordance with Section 7.3(a)) cannot determine whether to approve the Technology Transfer Plan within [*] after receipt of such plan, then [*].
(c)Each Party shall [*] in implementing the Manufacture Technology Transfer in accordance with the agreed-upon Technology Transfer Plan. Without limiting the foregoing, (i) Licensee shall make available qualified personnel and financial resources for the performance of the Manufacture Technology Transfer in accordance with the Technology Transfer Plan; and (ii) C4T shall make available qualified personnel to assist with the performance of the Manufacture Technology Transfer and reasonably sufficient quantities of materials in amounts to be agreed to by the JMC and information required to support the ongoing Manufacturing of the Compound and Product, and C4T shall provide technical support, consultation and assistance with qualified personnel in connection with the Manufacture Technology Transfer, free of charge, for up to up to [*] hours of internal C4T personnel time and up to [*] hours for Third Party support, above which, Licensee shall reimburse C4T for internal personnel costs and Third Party costs. Licensee shall be responsible for the reasonable and documented costs and expenses arising out

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of or in connection with the Manufacture Technology Transfer in accordance with the agreed-upon Technology Transfer Plan.
(d)If a Party believes that the verification and acceptance standard agreed upon in the Technology Transfer Plan has been met, such Party may provide the JSC with a written confirmation of the Manufacture Technology Transfer Completion, upon the receipt of which, the JSC shall discuss [*] whether the Manufacture Technology Transfer Completion has been achieved. After the JSC’s determination that the Manufacture Technology Transfer Completion has been achieved, C4T will provide Licensee an invoice and Licensee will pay C4T the Manufacture Technology Transfer Milestone Payment in accordance with Section 8.2. If the JSC (subject to the escalation procedures in accordance with Section 7.3(a)) cannot determine whether the Manufacture Technology Transfer Completion has been achieved within [*] after receipt of the confirmation of the Manufacture Technology Transfer Completion, then [*], unless the disagreement is related to [*], in which case, (A) Licensee shall have the final decision-making authority with respect to [*]; and (B) C4T shall have the final decision-making authority on [*]. Notwithstanding the foregoing, the Manufacture Technology Transfer Completion shall be deemed to have been achieved when [*].
5.4    Compliance with Manufacture Process. Upon Manufacture Technology Transfer Completion, the Parties will discuss through the JMC and reach an agreement on [*], which decision shall be confirmed by the JSC. If agreed by the JMC and the JSC, Licensee or its Affiliate will Manufacture Compound or Product in compliance with [*] (the “Manufacture Process”) in the Licensee Territory. Licensee or its Affiliate can further modify the Manufacturing Process to ensure that the Compound or Product obtains necessary Regulatory Approvals in the Licensee Territory; provided that, [*].
5.5    Manufacturing Recordkeeping. If Licensee Manufactures the Product, it and its Affiliates will maintain [*] records, laboratory data, reports and other technical records relating to the Manufacturing of Compound or Product (the “Records”) in accordance with the applicable requirements of their respective standard operating procedures, the terms and conditions of this Agreement, NMPA and all Applicable Laws (including GMP). [*]. All Records will be maintained for the minimum period required by Applicable Laws.
5.6    [*].
5.7    [*].
5.8    Non-Compliance of Manufacturing Process. If the Licensee or its Affiliates Manufacture Compound or Product that is non-compliant with the Manufacturing Standards, Licensee will, [*] after becoming aware of such non-compliance, disclose such non-compliance to C4T in reasonable detail. Thereafter, the Parties will take steps to investigate, review and discuss such non-compliance in accordance with the Quality Agreement and Licensee shall consider [*] any feedback or direction provided by C4T in respect of such non-compliance.
5.9    Quality Agreement. Prior to commencement of any clinical trial or Commercialization of Compound or Product by Licensee, the Parties will enter into a quality agreement setting forth [*]. The Parties acknowledge and agree that Licensee shall have final decision-making authority on [*]. In addition, if either Party becomes aware of any product quality issues relating to the Compound or Products, or any matters that may adversely affect the

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product quality of the Compound or Products or result in product quality issues relating to the Compound or Products in the Licensee Territory, then such Party shall bring such matter to the attention of the other Party and the Parties shall discuss through the JMC to resolve such matters.
6.Commercialization.
6.1    Overview; Diligence. Subject to the terms and conditions of this Agreement (including the diligence obligations set forth below), Licensee (itself and through its Affiliates and Sublicensees, as applicable) shall be solely responsible for all aspects of the Commercialization of the Products (including, for clarity, any CDx) in the Field in the Licensee Territory. Licensee shall bear all of the costs and expenses incurred in connection with Commercialization activities. Licensee shall [*] (a) [*]. In the event that a Product is for sale as part of a bundle or group sale with other products not covered by this Agreement, including without limitation, [*], and discounts, allowances or rebates are provided to Third Parties for the sale of such bundled or group products based on the total invoiced price, then such discounts, allowances or rebates shall be allocated pro rata to such Product based on the sale prices of such Product and all such other products.
6.2    Commercialization Plans. Licensee shall [*] Commercialize each Product approved by the applicable Regulatory Authority(ies) in the Field in the Licensee Territory pursuant to a high-level written plan that summarizes the Commercialization activities (including any pre-Regulatory Approval activities in preparation for commercial launch), [*] (a “Commercialization Plan”). On a Product-by-Product basis, no later than [*]prior to [*], Licensee shall submit a Commercialization Plan, pertaining to such Product to the JSC for its review, discussion and approval before implementation. From time to time (but at least [*]) during the Term, [*].
6.3    Commercialization Reports. Each Party shall, within [*] after the end of each Calendar Year following the Commercialization of the Product in its territory, provide the other Party with a written report (a “Commercialization Report”) setting forth the royalties estimated to have been earned by the other Party during such Calendar Year based on such Party’s Net Sales, and such Commercialization Report shall be provided in [*] and at a level of detail [*] for the confirmation of the accuracy of the amount(s) payable in accordance with Section 9.1. At each JSC meeting, the Parties shall discuss the status, progress and results of the Parties’ Commercialization activities. Each Party shall respond to the other Party’s [*] questions or requests for additional information relating to its Commercialization activities.
6.4    Global Branding Strategies; Trademarks.
(a)C4T shall own and retain, on a worldwide basis, all right, title, and interest in and to all trademarks, logos and trade names associated with C4T as a corporate entity or with any Product, provided that Licensee may apply for, in its name, in the Licensee Territory and shall own and retain all right, title, and interest in and to all trademarks, logos, and trade names associated with any Product [*] in the Licensee Territory. Each Party shall have the sole right to register and maintain all such trademarks, logos and trade names owned by it. Subject to Section 6.4(c) below, all goodwill derived from the use by a Party thereof as permitted under this Section 6.4 shall accrue to such Party. Notwithstanding the above, Licensee shall own and retain, on a

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worldwide basis, all right, title, and interest in and to all trademarks, logos and trade names associated with Licensee as a corporate entity.
(b)Subject to the remaining part of this Section 6.4, C4T shall have the right to and responsibility for formulating global branding strategies for the Products. With respect to the branding and marketing strategies and related Commercialization activities in the Licensee Territory, the JSC shall review and discuss all such plans and strategies in accordance with the global branding strategy. Notwithstanding anything to the contrary provided herein or otherwise, Licensee shall retain final decision-making authority with respect to [*].
(c) C4T hereby grants to Licensee, during the Term and subject to the terms and conditions of this Agreement, a royalty-free, exclusive license under C4T’s rights to use the trademarks, logos and trade names associated with any Product in connection with the Commercialization of the Products in the Field in the Licensee Territory, provided that all goodwill that may be created in the course of Commercialization of a Product through the use of such trademarks, logos and trade names shall inure to the benefit of C4T. For clarity, all goodwill that may be created in the course of the Commercialization of a Product through the use of all trademarks, logos, and trade names owned by Licensee shall inure to the benefit of Licensee.
(d)C4T shall have the sole right to submit and obtain the International Non-proprietary Name (INN) and the US Adopted Name (USAN) that shall be the generic names for Compound or Product.
6.5    Product Tracking. Each Party shall [*], and shall ensure that its Affiliates [*] ensure that its Sublicensees (in the case of Licensee) or (sub)licenses (in the case of C4T), maintain adequate records to permit the Parties to trace the distribution, sale, and use of all Products to hospitals and pharmacies in such Party’s territory.
6.6    Non-Compete.
(a)Licensee hereby covenants and agrees that, during the Term, it shall not [*].
(b)C4T hereby covenants and agrees that, during the Term, it shall not [*].
6.7    [*]Compliance with Applicable Laws. Each Party shall conduct, and shall cause its Affiliates, Sublicensees (in the case of Licensee) and (sub)licensees (in the case of C4T) to conduct all activities under this Agreement, including those set forth in or related to the Development Plan(s), Development Plan(s) or Commercialization Plan(s), or with respect to the Compounds or the Products in its territory in compliance with all Applicable Laws (including all applicable healthcare, data privacy laws, anti-bribery and anti-corruption laws), all applicable national and international guidelines (including GCP, GMP, GLP, all applicable ICH guidelines and other good scientific, laboratory, manufacturing and clinical practices under the Applicable Laws of the Region in which such activities are conducted), and any Regulatory Authority and Governmental Authority health care programs having jurisdiction in such Party’s territory, each as may be amended from time to time. In addition, each Party will comply with the patent marking statutes in effect in each country or Region in such Party’s territory in which the Product is Manufactured or Commercialized by or on behalf of such Party or its Affiliates or Sublicensees (in the case of Licensee) or (sub)licensees (in the case of C4T).

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6.8    Disclosures. Throughout the Term, each Party shall:
(a)provide and transfer to the other Party, at the other Party’s expense, one (1) electronic copy of any documents, data or other information that describe or contain C4T Know-How (in the case of C4T) or Licensee Know-How (in the case of Licensee) that may from time to time come into such Party’s possession and have not previously been provided to the other Party (and in any event at least [*]);
(b)keep the other Party [*] informed of its and its Affiliates’ and Sublicensees’ (in the case of Licensee) or (sub)licensees’ (in the case of C4T) research, Development (including clinical trial progress) and Commercialization efforts with respect to the Products in its territory. Without limiting the generality of the foregoing, each Party shall provide the other Party with written notice of the following:
(i)initiation of any clinical trial of the Products in its territory;
(ii)termination of Development of any Product in its territory;
(iii)filing of any MAA for the Products in its territory;
(iv)receipt of any Regulatory Approval for the Products in its territory; and
(v)any other significant research, Development or Commercialization plans, activities or results with respect to the Products in its territory; and
(c)provide the other Party with [*] written reports in accordance with Section 6.3.
7.Governance.
7.1    Joint Steering Committee. [*] after the Effective Date, the Parties shall establish the JSC to oversee the Development of the Product and facilitate information exchange between the Parties under this Agreement. The JSC shall, in particular:
(a)[*]
7.2    Composition. The JSC shall be composed of [*] representatives of each of Licensee and C4T, and each Party shall notify the other Party of its initial JSC representatives within [*] after the Effective Date. Each Party may change its representatives to the JSC from time to time in its sole discretion, effective upon notice to the other Party of such change, provided that, to the maximum extent possible, a notice of any such change shall be provided at least [*] prior to the next JSC meeting. Each Party’s JSC representatives shall be employees of such Party with appropriate experience and authority within such Party’s organization. The Parties shall endeavor to maintain continuity in the representatives appointed to the JSC. In addition, at least [*] of each Party’s JSC representatives must be someone whose job responsibilities within such Party include active involvement in the development and implementation of such Party’s research and Development strategy with respect to the Products, and each of a Party’s JSC representatives must have up-to-date knowledge of such Party’s ongoing and planned research and Development activities with respect to the Products in such Party’s territory. [*] of representatives of each Party who are not JSC members may attend meetings of the JSC. The Alliance Managers from each Party shall be invited to attend JSC meetings as permanent participants.

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7.3    Decision-Making.
(a)All decisions of the JSC shall be made by [*]. If the representatives of the Parties on the JSC cannot reach an agreement as to any matter within the decision-making authority of the JSC within [*] after such matter was brought to the JSC for resolution or after such matter has been referred to the JSC, such disagreement shall be referred to the Chief Executive Officer of C4T and the Chief Executive Officer of Licensee (collectively, the “Executive Officers”) for resolution.
(b)If the Executive Officers cannot resolve such matter within [*] after such matter has been referred to them (or within [*], or such other period if agreed upon by the Executive Officers, if either Party notifies the other Party that such matter needs immediate attention), then, except as expressly provided hereunder and subject to other terms and conditions of this Agreement:
(1)[*]
(i)Licensee shall be entitled to make the final decisions on matters relating to:
7.4    [*]Limitations on Authority. The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement. Without limiting the generality of the foregoing, the JSC shall not have the power to amend this Agreement, and no decision of the JSC may be in contravention of any terms and conditions of this Agreement.
7.5    Meetings. The JSC will hold a meeting every [*] months or sooner, if needed, as reasonably agreed to by the Parties. Such meetings may be in person, via videoconference, or via teleconference. The location of in-person meetings will be determined by the Parties. At least [*] prior to each JSC meeting, each Party shall provide written notice to the other Party of agenda items proposed by such Party for discussion at such meeting, together with appropriate information related thereto. [*] written minutes will be kept of all JSC meetings. Meeting minutes will be prepared by the Party at whose office such meeting is held or by the Party selected to draft minutes as agreed by the Parties, and sent to each representative of the JSC for review and approval within [*] after the meeting. In the case of meetings held via videoconference or teleconference or at no Party’s office, the Parties shall agree upon the appropriate Party to be responsible for preparation of the meeting minutes prior to the meeting. Minutes will be deemed approved unless any representative of the JSC objects to the accuracy of such minutes within [*] of receipt. JSC meetings shall be conducted in [*] and all materials prepared by either Party for the JSC meeting shall be in [*].
7.6    Alliance Managers. Within [*] following the Effective Date, each Party shall appoint (and notify the other Party in writing of the identity of) a representative having the appropriate qualifications to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties regarding the activities contemplated by this Agreement and shall attend JSC meetings. The Alliance Managers shall (a) promote communication, coordination, and collaboration between the Parties, providing a single point of communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external

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corporate communications, and raising cross-Party or cross-functional disputes in a [*] manner; and (b) manage the JSC meetings by (i) calling and organizing meetings of the JSC; (ii) preparing and issuing minutes of each meeting that reflect, without limitation, all material decisions made at such meetings, within [*] thereafter for JSC review; (iii) finalizing JSC approved minutes within [*] of the date of a JSC meeting; and (iv) preparing and circulating an agenda for the upcoming JSC meeting, in each case at the direction of and in consultation with that Party’s respective representatives of the JSC. Each Party may replace its Alliance Manager at any time by written notice to the other Party.
7.7    Subcommittees. The JSC may establish and disband subcommittees as deemed necessary by the JSC in order to coordinate and expedite the Development, Manufacture or Commercialization of the Compound or Product. Each Party will have the right to appoint equal numbers of representatives to each subcommittee. No subcommittee established by the JSC will have the authority to bind the Parties hereunder and any such subcommittee will report to, and any decisions will be made by, the JSC.
(a)Joint Manufacturing Committee. [*] after the Effective Date, the Parties shall establish the Joint Manufacturing Committee (“JMC”) to oversee and coordinate the Manufacturing activities under this Agreement. If assigned by the JSC, the JMC shall in particular:
(i)[*]
7.8    Withdrawal. At any time during the Term and for any reason, either Party shall have the right to withdraw from participation in the JSC upon written notice to the other Party (a “Withdrawal Notice”), which shall be effective [*] receipt. Following the issuance of a Withdrawal Notice and subject to this Section 7.8, the withdrawing Party’s representatives on the JSC shall not participate in any meetings of the JSC. If, at any time, following the issuance of a Withdrawal Notice, the withdrawing Party wishes to resume participation in the JSC, the withdrawing Party shall notify the other Party in writing and, thereafter, the withdrawing Party’s representatives on the JSC shall be entitled to attend any subsequent meeting of, and to participate in the activities of, the JSC as provided in this Section 7.8 as if a Withdrawal Notice had not been issued by the withdrawing Party. Following the withdrawing Party’s issuance of a Withdrawal Notice, unless and until the withdrawing Party resumes participation in the JSC in accordance with this Section 7.8: (i) all meetings of the JSC shall be held at the other Party’s facilities; (ii) the withdrawing Party shall have the right to continue to receive the minutes of the meetings of the JSC, but shall not have the right to approve the minutes for any such meeting held after the withdrawing Party’s issuance of the Withdrawal Notice; and (iii) all decisions shall be made by the non-withdrawing Party’s JSC representatives. In any event, withdrawal from the JSC shall not impair any Party’s rights to receive reports or disclosures under Article 7.
8.Payments
8.1    Upfront Payment. Licensee shall make a one-time, non-refundable, non-creditable payment to C4T of ten million U.S. Dollars (US$10,000,000) (the “Upfront Payment”) [*] after Licensee’s receipt of a corresponding invoice issued by C4T after the Effective Date.

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8.2    Manufacture Technology Transfer Milestone Payment. Following the Manufacture Technology Transfer Completion pursuant to Section 5.3, Licensee shall make a one-time, non-refundable, non-creditable milestone payment to C4T of [*] (the “Manufacture Technology Transfer Milestone Payment”) within [*] after Licensee’s receipt of a corresponding invoice issued by C4T after the date of Manufacture Technology Transfer Completion.
8.3    Development and Regulatory Milestone Payments.
(a)With respect to the milestone events set forth in the table below, within [*] following the first achievement, whether by Licensee or any of Licensee’s Affiliates or Sublicensees, of the corresponding milestone event by any Product, Licensee shall notify C4T of such achievement, after which C4T shall invoice Licensee for the corresponding milestone payment, and Licensee shall pay to C4T the corresponding milestone payment within [*] after Licensee’s receipt of such invoice:

Product Milestone Event	Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

If the Closing (as defined in the SPA) does not occur prior to the Termination Date (as defined in the SPA) as a result of Licensee’s failure to receive ODI Approvals (as defined in the SPA), the Parties shall negotiate in good faith to adjust the milestone payments set forth above.
(b)If any milestone event in this Section 8.3 is skipped, such milestone event shall be deemed to have achieved when any subsequent milestone event is achieved. Each of the above milestone payments shall be payable only once regardless of the number of times such milestone is achieved. In recognition of Licensee’s role in enrolling patients and conducting the Development activities contemplated pursuant to Section 3.3, C4T shall pay to Licensee the enrollment contribution payments set forth below (each, an “Enrollment Milestone”) based on the patient contribution level. The enrollment levels shall be determined and the corresponding enrollment contribution payments shall be paid by C4T to Licensee by no later than [*] after the receipt of an invoice by C4T from Licensee, which invoice shall be delivered after C4T obtains an NDA approval from the FDA for the indications set forth in the table below and shall be based on the data included in the FDA submission package.

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Enrollment Milestone	Triggering Event
	C4T obtains approval from the FDA of an NDA for a Product in the C4T Territory [*]	C4T obtains approval from the FDA of an NDA for a Product in the C4T Territory [*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

[*]
For clarity, if the proportion of the number of patients contributed by or on behalf of Licensee in the Licensee Territory relative to the total number of patients whose data is included globally in the NDA submission is less than [*] Licensee will not receive any Enrollment Milestone. [*].
8.4    Commercial Milestone Payments. Licensee shall pay to C4T the additional one-time, non-refundable, non-creditable payments set forth in the table below after the first achievement of each milestone event described below:

Commercial Milestone	Milestone Payment
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

Within [*] after the achievement of any milestone event set forth above in this Section 8.4 for which a milestone payment is payable, Licensee shall deliver written notice to C4T of such achievement, after which C4T shall invoice Licensee for the corresponding milestone payment, and Licensee shall pay to C4T the corresponding milestone payment within [*] after Licensee’s receipt of such invoice. For clarity, each of the milestone payments set forth above in this Section 8.4 shall be additive such that if multiple milestone events specified above are achieved in any given Calendar Year, then the milestone payments for all such milestone

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events shall be payable by Licensee. Each of the above milestone payments shall be payable only once regardless of the number of times such milestone event is achieved.
8.5    Royalties
(a)During the Licensee Royalty Term, Licensee shall pay tiered royalties to C4T on a running basis calculated based on Annual Aggregate Licensee Net Sales of all Products in each [*] at the applicable rate(s) set forth below:

Annual Aggregate Licensee Net Sales of the Products	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]
(b)During the C4T Royalty Term, C4T shall pay tiered royalties to Licensee on a running basis calculated based on Annual Aggregate C4T Net Sales of all Products in each [*] at the applicable rate(s) set forth below:

Annual Aggregate C4T Net Sales of the Products	Royalty Rate
[*]	[*]
[*]	[*]
[*]	[*]

[*]
8.6    Royalty Term.
(a)Royalties under Section 8.5(a) shall be payable, on a Region-by-Region and Product-by-Product basis, from the period beginning on the date of the First Commercial Sale of such Product in such Region in the Licensee Territory and continuing until the latest of: (a) twelve (12) years from the date of First Commercial Sale of such Product in such Region; (b) the expiration of the last-to-expire Valid Claim of the C4T Licensed Patents Covering a Compound or such Product (including uses and indications) in such Region; and (c) the expiration of the Regulatory Exclusivity of such Product in such Region (the “Licensee Royalty Term”).

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(b)Royalties under Section 8.5(b) shall be payable, on a country-by-country and Product-by-Product basis, from the period beginning on the date of the First Commercial Sale of such Product in such country in the C4T Territory and continuing until the latest of: (a) twelve (12) years from the date of First Commercial Sale of such Product in such country; (b) the expiration of the last-to-expire Valid Claim of the C4T Licensed Patents Covering a Compound or such Product (including uses and indications) in such country; and (c) the expiration of the Regulatory Exclusivity of such Product in such country (the “C4T Royalty Term”, together with the Licensee Royalty Term, the “Royalty Term”).
8.7    Royalty Reduction
(a)Royalty Reduction for Expiration or Lack of Valid Claim. (i) On a Region-by-Region and Product-by-Product basis, upon the expiration of the last-to-expire Valid Claim of the C4T Licensed Patents Covering a Compound or Product in a Region or country, the applicable royalty rate set forth in Section 8.5(a) shall be reduced by [*] for the remainder of the applicable Royalty Term for such Product in such Region. (ii) On a country-by-country and Product-by-Product basis, upon the expiration of the last-to-expire Valid Claim of the C4T Licensed Patents Covering a Compound or Product in a country, the applicable royalty rate set forth in Section 8.5(b) shall be reduced by [*] for the remainder of the applicable Royalty Term for such Product in such country.
(b)Royalty Reduction for Generic Competition. On a Region-by-Region or country-by-country and Product-by-Product basis and solely after the later of (i) the expiration of the last-to-expire Valid Claim of the C4T Licensed Patents Covering a Compound or Product in a Region or country, and (ii) the expiration of the Regulatory Exclusivity of such Product in such Region or country, for each [*] during the applicable Royalty Term in which the aggregate sales of any and all applicable Generic Products sold by any and all Third Parties in such Region or country during such [*] are equal to at least [*] of a Party’s volume-based market share of the corresponding Product in such Party’s Region or country (based on IQVIA Market Data for such Generic Products for such [*], or if such data is not available, such other reliable data source as is mutually determined by the Parties), the applicable royalty rate set forth in Section 8.5 shall be reduced by [*].
(c)Third Party IP. On a Region-by-Region or country-by-country and Product-by-Product basis, if a Party obtains a Third Party IP License in accordance with Section 2.7, then such Party may deduct from the royalty payments that are otherwise due to the other Party pursuant to Section 8.5, [*] of the amount of any royalty payments paid by the Party to such Third Party in the applicable [*].
9.Payment; Records; Audits
9.1    Payment; Reports. Royalties shall be calculated and reported for each [*]. Each Party will invoice the other Party for the royalties payable under this Agreement within [*] following receipt of each Royalty Payment Statement (as defined below) from the other Party for the applicable [*], and the other Party shall pay such royalties within [*] after the receipt of the corresponding invoice. Within [*] after the end of each [*], (a) Licensee shall deliver to C4T a royalty report setting forth the royalties have been earned by C4T during such [*] based on Licensee Net Sales, and (b) C4T shall deliver to Licensee a royalty report setting forth the

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royalties have been earned by Licensee during such [*] based on C4T Net Sales (each, a “Royalty Payment Statement”), in each case, with support documentation at a level of detail reasonably sufficient for the confirmation of the accuracy of the amount(s) payable. The Royalty Payment Statements shall be provided in English.
9.2    Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. Dollars. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to [*], during the [*] for which a payment is due. All payments owed to each Party under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated by such Party, the details of which are set out in Exhibit D, unless otherwise specified in writing separately by such Party to the other Party.
9.3    Taxes.
(a)Taxes on Income. Except as otherwise provided in this Section 9.3, each Party will pay all income and other taxes, levies, imposts, duties, or other charges (including interest) imposed on or measured with respect to its own income accruing to it under this Agreement (the “Tax(es)”).
(b)Withholding Taxes. If Applicable Laws require the withholding of Taxes from any payments made by either Party to the other Party under this Agreement, including the Upfront Payment and applicable milestone payments and royalties (the “Agreement Payments”), the paying Party shall timely remit any amounts withheld under this provision to the appropriate Governmental Authority and shall submit to the paid Party appropriate proof of payment of the withheld Taxes as well as the official receipts within a reasonable period of time. The paying Party undertakes to hold the paid Party harmless with respect to any Taxes, contributions, encumbrances, fines, penalties and other expenses that the paid Party may incur, in the event that the paying Party fails to make the aforesaid Tax payments. If the paying Party determines that any withholding in respect of Tax is required with respect to an Agreement Payment, the paying Party will provide [*] advance notice to the paid Party of such required withholding and will, at the paid Party’s costs, cooperate with and provide to the paid Party [*] assistance in order to allow the paid Party to eliminate or mitigate any such withholding Tax obligations with respect to Agreement Payments, including [*].
(c)Taxes Resulting from Paying Party’s Action. Notwithstanding this Section 9.3, if, as a result of any action by the paying Party, including assignment or transfer of this Agreement, change in the residence of the paying Party, change in the entity making such payment, or failure on the part of the paying Party to comply with Applicable Laws or filing or record retention requirements, the amount of any Tax (including income tax and value added tax) that the paying Party is required to deduct or withhold from an Agreement Payment made by the paying Party to the paid Party is increased, then the sum payable by the paying Party to the paid Party shall be increased to the extent [*] to ensure that the paid Party receives a sum equal to the sum that the paid Party would have received had no such action occurred.
(d)Value Added Tax. It is understood and agreed between the Parties that any payments made by any Party under this Agreement are exclusive of any value added tax or similar tax imposed upon such payments. Where such tax is properly chargeable in respect of

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any supply of goods or services made under this Agreement, the Party paying the consideration for that supply will pay the amount of such tax subject to receipt of a valid tax invoice issued in accordance with Applicable Law.
9.4    Fund Transfers. Licensee shall record a simplified version of this license agreement in the form agreed by both Parties with the government of the PRC in accordance with the technology importation regulations thereof, as well as all other actions and procedures that Licensee needs to carry out for making payments hereunder to C4T. Notwithstanding the signing of such simplified license agreement, this Agreement shall remain in full force and effect and that in the event there are any inconsistencies between this Agreement and the simplified license agreement, this Agreement shall control. If, by reason of Applicable Law in any country, it becomes impossible or illegal, after [*] by a Party to do so, for such Party or its Affiliate to transfer, or have transferred on its behalf, payments owed the other Party hereunder, such Party will notify the other Party of the conditions preventing such transfer and such payments will be deposited in local currency in the relevant country to the credit of the other Party in a recognized banking institution designated by the other Party.
9.5    Records; Audits. Each of Licensee and C4T shall keep, and shall require its Affiliates and Sublicensees (in the case of Licensee) and (sub)licensees (in the case of C4T) to keep complete, fair and true books of accounts and records for the purpose of determining the amounts payable to the other Party pursuant to this Agreement. Such books and records shall be kept for at least [*] Calendar Years following the end of the Calendar Year to which they pertain. Each of C4T and Licensee shall have the right to cause an independent, certified public accountant [*] to the other Party to audit such other Party’s records to confirm Net Sales, royalties and other payments for a period covering not more than the [*] Calendar Years. Such audits may be exercised during normal business hours upon reasonable prior written notice to the Party being audited and shall not be conducted more frequently than once annually, provided that [*]. Reasonable adjustments shall be made by the Parties to reflect the results of such audit. The Party initiating an audit shall bear the full cost of such audit unless such audit discloses an underpayment by the audited Party of more than [*] of the aggregate amount of royalties or other payments due under this Agreement for any applicable Calendar Quarter, in which case, the audited Party shall bear the [*] cost of such audit and shall promptly remit to the auditing Party the amount of any underpayment. Any overpayment by the audited Party revealed by an audit shall be fully creditable against future payment owed by such audited Party to the auditing Party (and if no further payments are due, shall be refunded by the auditing Party at the request of the audited Party).
9.6    Late Payments. In the event that any Agreement Payment is not made when due, the payment shall accrue interest from the date due at a rate per annum that is [*] on the last Business Day of the applicable Calendar Year prior to the date on which such payment is due; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the receiving Party of such payment from exercising any other rights it may have as a consequence of the lateness of any payment.
10.Confidentiality
10.1    Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (in such capacity, the

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“Receiving Party”) agrees that, during the Term and for [*] thereafter, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose other than as expressly provided for in this Agreement or any other written agreement between the Parties, any Confidential Information furnished or made available to it by or on behalf of the other Party (in such capacity, the “Disclosing Party”). The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, and their employees, vendors, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall, in any event within [*], notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The terms and conditions of this Agreement shall be deemed to be the Confidential Information of both Parties, which neither Party may disclose to any Third Party unless in accordance with this Agreement or with the other Party’s prior written consent.
10.2    Exceptions. Confidential Information shall not include any information that the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, its Affiliates or their employees, vendors, agents, consultants and other representatives, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its contemporaneous written records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party, as evidenced by contemporaneous written records.
10.3    Authorized Disclosure. Notwithstanding the provisions of Section 10.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)filing or prosecuting Patents as permitted by this Agreement;
(b)enforcing such Party’s rights under this Agreement;
(c)prosecuting or defending litigation as permitted by this Agreement;
(d)complying with Applicable Laws;
(e)disclosure to Affiliates, actual and potential licensees and Sublicensees (in the case of Licensee) and (sub)licensees (in the case of C4T), employees, consultants or agents of the Receiving Party who have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential licensee or Sublicensees (in the case of Licensee) and (sub)licensees (in the case of C4T), employee, consultant or agent agrees to be bound by terms of confidentiality and non-use comparable in scope to those set forth in this Article 10; and
(f)disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential or actual Third Party investors,

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acquirers or collaborators in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 10.3(c) or (d), it will, except where impracticable or legally impermissible, give reasonable advance notice to the other Party of such disclosure and use such Party’s commercially reasonable efforts to secure confidential treatment of such information at least as diligently as such Party would use to protect its own confidential information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder and to only disclose that portion of Confidential Information that is necessary to comply with the requirements provided in Section 10.3(c) or (d).
10.4    Public Announcements.
(a)Press Releases. As soon as practicable following the Effective Date, the Parties shall issue a joint press release announcing the execution of this Agreement in substantially the form attached hereto as Exhibit B. Except as required by applicable securities laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”), Shenzhen Stock Exchange or any stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, [*]; provided that each Party may [*]. In the event of a required public announcement, except to the extent impracticable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement (in its original language [*] in advance of the scheduled release to afford such other Party a reasonable opportunity to translate, review and comment upon the proposed text.
(b)Filing of this Agreement and Public Disclosure. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) or the disclosure of this Agreement (including summarized provisions of this Agreement and the Parties’ relationship arising out of this Agreement as part of a Party’s securities filing) with the SEC, Shenzhen Stock Exchange or any stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will [*] seek confidential treatment for the terms proposed to be redacted; provided that each Party will provide the other Party a copy of the disclosure or version of this Agreement proposed to be filed [*] in advance of the filing, and will consider in good faith comments from the other Party, if any. If a Party proposes to make any material change to a previously filed disclosure or redacted version of this Agreement in a subsequent filing, it will provide the other Party a copy of such proposed material change [*] in advance of the subsequent filing and will consider in good faith comments from the other Party, if any. The Parties will [*] file redacted versions of this Agreement with any governing bodies that are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, Shenzhen Stock Exchange or any stock exchange or other governmental agency on which securities issued by such a Party or its Affiliate are traded.
10.5    Publication. Licensee and its Affiliates shall have the right to make disclosures pertaining to the Development or Commercialization of Compound or the Products in recognized

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scientific publications or at scientific conferences in accordance with the following procedure: Licensee will, and will cause its Affiliates to, provide C4T’s Patent Coordinator with a copy of the proposed publication, manuscript, abstract or presentation materials (a “Publication”) at least [*] prior to the submission of a Publication, and C4T will then have [*] to recommend any changes and Licensee shall consider C4T’s comments in good faith. In addition, if C4T informs Licensee’s Patent Coordinator that such proposed Publication, in C4T’s [*] judgment, could be expected to have [*] on any patentable invention Controlled by C4T, or on any C4T’s Confidential Information, Licensee will, and will cause its Affiliates to: [*].
10.6    Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 10 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement. Any confidential information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.
10.7    Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages would not be a sufficient remedy for any breach of this Article 10. In addition to all other remedies, a Party shall be entitled to specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10.
11.Representations and Warranties; Limitation of Liability
11.1    Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:
(a)it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof;
(b)it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and
(c)this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
11.2    Additional C4T Representations and Warranties. C4T represents and warrants to Licensee that, as of the Effective Date:
(a)Except as disclosed in Exhibit E, C4T (i) has sufficient legal and/or beneficial title or ownership or license, free and clear from any mortgages, pledges, liens, security interests, encumbrances, charges or claim of any kind, of the C4T Technology to grant the License that it purports to grant in Section 2.1 and (ii) has not granted any right to any Third Party with respect to the C4T Technology that would conflict with the License or rights granted to Licensee hereunder;

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(b)C4T has not received any written notice that any Third Party has taken any action before any patent office or other Governmental Authority or any court or arbitration tribunal, claiming ownership of any C4T Product Technology and C4T [*] Patents, and to the knowledge of C4T, no Third Party [*] has taken any action before any patent office or other Governmental Authority or any court or arbitration tribunal, claiming ownership of the C4T [*] Patents.
(c)to the knowledge of C4T, Exhibit A contains a complete and accurate list of all C4T Licensed Patents existing as of the Effective Date; and C4T has not received any written notice from any Third Party asserting or alleging that (i) any Development, Manufacturing or Commercialization of a Compound or Product by C4T prior to the Effective Date or any C4T Technology infringed or misappropriated the intellectual property rights of such Third Party, (ii) the Development, Manufacturing or Commercialization of the Compound or Product in the Licensee Territory would infringe or misappropriate the intellectual property rights of such Third Party; or (iii) any issued patents within the C4T Licensed Patents are invalid or unenforceable;
(d)to the knowledge of C4T, no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any C4T Licensed Patent and none of C4T Licensed Patents existing as of the Effective Date has been adjudged, in a final and non-appealable decision, invalid, unenforceable or unpatentable by any Governmental Authority of competent jurisdiction;
(e)to the knowledge of C4T, no Third Party is infringing or has infringed any C4T Technology;
(f)to the knowledge of C4T, all maintenance fees, annuity payments, and similar payments relating to the C4T Licensed Patents have been made in a timely manner. Prior to the Effective Date, C4T has not taken action or failed to take an action in connection with filing, prosecuting and maintaining the C4T Licensed Patents owned by C4T set forth in Exhibit A in violation of any Applicable Law;
(g)C4T has complied with all Applicable Laws in all material respects in connection with the prosecution of the C4T Licensed Patents owned by C4T, including the duty of candor owed to any patent office pursuant to such Applicable Laws;
(h)Except as disclosed in Exhibit E, C4T has not entered into any agreement with any Third Party that is in conflict with the rights granted to Licensee under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to Licensee under this Agreement, or that would otherwise materially conflict with or adversely affect Licensee’s rights under this Agreement;
(i)to the knowledge of C4T, (i) the transactions contemplated under this Agreement do not involve the use or development of, or engagement in, any technology whose development, commercialization or export is restricted under the Export Control Laws and (ii) the execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated hereby will not require either Party to obtain a license from applicable Governmental Authorities pursuant to the Export Control Laws;
(j)[*];
(k)[*];

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(l)there are no agreements with [*] that are pertinent to the License granted to Licensee in accordance with this Agreement [*] disclosed to Licensee, and to the knowledge of C4T, there has not been any material deficiency in the practicality or enabling of technical solutions of any [*] relating to [*] that cover the Compound or the Product;
(m)C4T has obtained all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by C4T in connection with the execution and performance of this Agreement; and
(n)Except as disclosed in Exhibit E, C4T’s execution, delivery and performance of and compliance with this Agreement and the grant of the License granted hereunder will not (i) result in any violation, breach or default, or be in conflict with or constitute, either a default under any constitutional documents of C4T, any contract, agreement or instrument or a violation of any Applicable Laws, or an event which results in the creation of any lien, charge or encumbrance upon any C4T Technology; or (ii) infringe, violate, misappropriate or otherwise interfere or conflict with any other rights, title or interest of any Third Party.
11.3    Additional Licensee Representations and Warranties. Licensee represents and warrants to C4T that, as of the Effective Date:
(a)Licensee (i) has the right to grant the license that it purports to grant in Section 2.5; and (ii) has not as of the Effective Date, granted any right to any Third Party that would conflict with the license or rights granted to C4T hereunder;
(b)Licensee has not entered into any agreement with any Third Party that is in conflict with the rights granted to C4T under this Agreement, and has not taken any action that would in any way prevent it from granting the rights granted to Licensee under this Agreement, or that would otherwise materially conflict with or adversely affect C4T’s rights under this Agreement;
(c)Licensee has obtained all consents, approvals and authorizations from all Governmental Authorities or other Third Parties required to be obtained by Licensee in connection with the execution and performance of this Agreement;
(d)Licensee’s execution, delivery and performance of and compliance with this Agreement and the grant of the licenses to C4T hereunder will not (i) result in any violation, breach or default, or be in conflict with or constitute, either a default under any constitutional documents of Licensee, any contract, agreement or instrument or a violation of any Applicable Laws, or an event which results in the creation of any lien, charge or encumbrance upon any Licensee Technology; or (ii) infringe, violate, misappropriate or otherwise interfere or conflict with any other rights, title or interest of any Third Party;
(e)[*].
11.4    Mutual Covenants. In addition to any covenants made by each Party elsewhere in this Agreement, each Party hereby covenants to the other Party, as of the Effective Date and during the Term, as follows:
(a)it shall, and shall use Commercially Reasonable Efforts to cause its Affiliates and Sublicensees (in the case of Licensee) or (sub)licensees (in the case of C4T) and its and their respective employees and contractors to, exercise the rights granted to it and perform its

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obligations under this Agreement in compliance with the Applicable Laws, including obtaining all necessary consents, approvals and authorizations of all applicable Regulatory Authorities and Governmental Authorities as required by the Applicable Laws. Without limiting the foregoing, it shall, and shall use Commercially Reasonable Efforts to cause its Affiliates and Sublicensees (in the case of Licensee) or (sub)licensees (in the case of C4T) and its and their respective employees and contractors to, use any human genetic resources or information related thereto (“HGR”) under this Agreement in full compliance with all Applicable Laws.
(b)it will not knowingly, during the Term, employ or use, including through the use of Sublicensee(s) (in the case of Licensee) or (sub)licensees (in the case of C4T), or subcontractors, the services of any person who is debarred or disqualified in connection with activities relating to the Compound or Products; and in the event that it becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to it, its Sublicensees (in the case of Licensee) or (sub)licensees (in the case of C4T), or subcontractors with respect to any activities relating to the Compound or Products or otherwise related to this Agreement, it will notify the other Party in writing and will cease employing, contracting with, or retaining any such person to perform any services relating to the Compound or Products or this Agreement;
(c)it will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including itself nor will it directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of its obligations under this Agreement;
(d)it has in place an anti-corruption and anti-bribery policy that requires compliance with the applicable Anti-Corruption Laws and, in connection with the performance of its obligations under this Agreement, it shall comply and shall cause its and its Affiliates’ employees, contractors and agents to comply with applicable Anti-Corruption Laws and laws for the prevention of fraud, racketeering, money laundering or terrorism;
(e)it shall not, and shall [*] cause its Affiliates and Sublicensees (in the case of Licensee) or (sub)licensees (in the case of C4T), and its and their respective employees, contractors and agents not to, cause the other Party to be in violation of the Anti-Corruption Laws, Export Control Laws, or any other Applicable Laws, including any other applicable anti-corruption and anti-bribery laws, in connection with or arising as a result of actions or omissions of it or its Affiliates, Sublicensees (in the case of Licensee) or (sub)licensees (in the case of C4T) or its and their respective employees, contractors and agents in respect of or related to this Agreement;
(f)it shall promptly notify the other Party if it has any information or [*] suspicion that there may be a violation of the Anti-Corruption Laws, Export Control Laws, or any other Applicable Laws, including any other applicable anti-corruption and anti-bribery laws and data protection and privacy laws, in connection with the performance of its obligations under this Agreement; and

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(g)it will conduct its obligations with respect to each Development Plan and Commercialization Plan in strict adherence with the study design set forth therein, each as may be amended from time to time.
11.5    C4T Covenants. In addition to any covenants made by C4T elsewhere in this Agreement, C4T hereby covenants to Licensee, as of the Effective Date and during the Term, as follows:
(a)C4T shall make or cause to have made all maintenance fee payments, annuity payments, and similar payments relating to the C4T Product Patents and C4T [*] Patents in a [*] manner and shall [*] request that [*] make all maintenance fee payments, annuity payments, and similar payments relating to the C4T [*] Patents in a timely manner;
(b)C4T shall not grant any right to any Third Party that would conflict with the license or rights granted to Licensee hereunder, and shall not take any action that would in any way prevent it from granting the rights granted to Licensee in the Licensee Territory under this Agreement, or that would otherwise [*] affect Licensee’s rights in the Licensee Territory under this Agreement;
(c)[*];
(d)[*]; and
(e)C4T shall not, and shall cause its Affiliates not to, become a person or entity with whom U.S. persons or entities is restricted from doing business with under regulations of the OFAC of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order, sanctions, or other governmental action.
11.6    Licensee Covenants. In addition to any covenants made by Licensee elsewhere in this Agreement, Licensee hereby covenants to C4T, as of the Effective Date and during the Term, as follows:
(a)Licensee shall not grant any right to any Third Party that would conflict with the license or rights granted to C4T hereunder;
(b)[*]
(c)[*]
11.7    Performance by Affiliates, Sublicensees and Subcontractors. Licensee may perform some or all of its obligations under this Agreement through one or more Affiliates, subcontractors or Sublicensees; provided, in each case, that (a) none of Licensee’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, subcontractor or Sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions that are substantially the same as those set forth in Article 10 and Section 12.1; and provided, further, that Licensee shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor or Sublicensee.
11.8    Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH

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PARTY TO THE OTHER HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OBTAINING SUCCESSFUL RESULTS, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.
12.Intellectual Property
12.1    Ownership.
(a)Inventions. Inventorship of any Inventions will be determined in accordance with the standards of inventorship and conception under the Applicable Laws.
(b)Product Inventions. Subject to Section 12.1(c), any and all Inventions generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of either C4T or Licensee alone (including its Affiliates and (sub)licensees, or any of its or their employees, agents and contractors) or jointly by both C4T and Licensee (including jointly by their Affiliates and respective (sub)licensees, or any of its or their employees, agents and contractors) related to the Compound and/or any Product during the Term (collectively, the “Product Inventions”), including any Patents filed claiming or disclosing such Product Inventions (collectively, the “Product Invention Patents”), shall be solely owned by C4T. The Product Invention Patents shall be included in the C4T Product Patents. Notwithstanding the foregoing, with respect to any Product Invention or Product Invention Patent that is not permitted by the Applicable Laws to be solely owned by C4T in a jurisdiction in the Licensee Territory, (i) such Product Invention or Product Invention Patent in such jurisdiction shall be jointly owned by the Parties, and (ii) subject to and without prejudice to the License granted under Section 2.1 and Licensee’s other rights under this Agreement, Licensee hereby grants to C4T a worldwide, exclusive (even as to Licensee), irrevocable, perpetual, fully paid, royalty-free license with the right to sublicense through multiple tiers to any Affiliate of C4T and any Third Party, under Licensee’s entire right and interest in and to such Product Invention or Product Invention Patent for any and all purposes. For clarity, subject to the License granted under Section 2.1, C4T is entitled to practice any Product Invention or Product Invention Patent, for any and all purposes on a worldwide basis without consent of and without a duty of accounting to Licensee. Subject to and without prejudice to the License granted under Section 2.1 and Licensee’s other rights under this Agreement, Licensee hereby assigns to C4T, Licensee’s entire right, title, and interest in and to all Product Inventions and Product Invention Patents.
(c)Licensee Combination Product Inventions. Notwithstanding anything to the contrary in this Agreement or otherwise, any and all Inventions generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of Licensee alone (including its Affiliates and (sub)licensees, or any of its or their employees, agents and contractors) or jointly by both C4T and Licensee (including jointly by their Affiliates and respective (sub)licensees, or any of its or their employees, agents and contractors) that are related to Licensee Combination Product during the Term (collectively, the “Licensee Combination Product Inventions”), including any Patents filed claiming or disclosing such Licensee Combination Product Inventions (collectively, the “Licensee Combination Product Invention Patents”), shall be solely owned by Licensee. For clarity, Licensee Combination Product Inventions shall not include C4T

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Licensed Patents. Subject to and without prejudice to the licenses granted to C4T under Section 2.5 and C4T’s other rights under this Agreement, C4T hereby assigns to Licensee, C4T’s entire right, title, and interest in and to all Licensee Combination Product Inventions and Licensee Combination Product Invention Patents.
(d)Solely Owned Other Inventions. As between the Parties, each Party shall solely own (A) any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of such Party or its Affiliates and Sublicensees (in the case of Licensee) and (sub)licensees (in the case of C4T), including their employees, agents and contractors, that do not relate to the Compound and/or any Product (the “Solely Owned Other Inventions”), and (B) any Patents filed by such Party or its Affiliates with respect to such Solely Owned Other Inventions (the “Solely Owned Other Invention Patents”).
(e)Jointly Owned Other Inventions. Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Licensee and C4T, their Affiliates and Sublicensees (in the case of Licensee) and (sub)licensees (in the case of C4T), including their employees, agents and contractors, that do not relate to the Compound and/or any Product (the “Jointly Owned Other Inventions”), and any Patents that claim or disclose such Jointly Owned Other Inventions (the “Jointly Owned Other Invention Patents”), shall be jointly owned by the Parties worldwide. The share of each Party’s ownership in the Jointly Owned Other Invention Patents shall be determined based on each Party’s contribution to the Jointly Owned Other Inventions claimed or disclosed and be determined in accordance with the standards of inventorship and conception under the Applicable Laws. For clarity, Solely Owned Other Inventions and Jointly Owned Other Inventions do not include Product Inventions. Subject to the rights and licenses granted to each Party herein, (i) each Party and its Affiliates are entitled to practice (including the right to grant exclusive licenses to others) Jointly Owned Other Inventions and Jointly Owned Other Invention Patents for any and all purposes on a worldwide basis without the consent of and without accounting to the other Party; and (ii) each Party will grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, the Jointly Owned Other Inventions and Jointly Owned Other Invention Patents, throughout the world, necessary to provide the other Party and its Affiliates with such rights of use and exploitation of the Jointly Owned Other Inventions and Jointly Owned Other Invention Patents, and will execute documents as necessary to accomplish the foregoing.
(f)Disclosure. Each Party shall [*] disclose in writing to the other Party’s Patent Coordinator any and all Inventions following the generation, development, conception or reduction to practice thereof solely or jointly by such Party, including all Invention disclosures or other similar documents describing such Inventions submitted to such Party by its Affiliates or Sublicensees (in the case of Licensee) or (sub)licensees (in the case of C4T) or its or their employees, agents or independent contractors. Each Party shall also respond [*] to [*] requests from the other Party for more information relating to such Inventions.
(g)Assignment Obligation. Each Party shall require all of its employees, agents and independent contractors, its Affiliates and Sublicensees (in the case of Licensee) or (sub)licensees (in the case of C4T) and all their employees, agents, and independent contractors who perform activities for such Party under this Agreement to be under an obligation to assign

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all of their rights, title and interest in and to the Inventions and Patents related thereto and provide all [*] assistance and execute all documents (including written acknowledgements of having received inventor rewards and remunerations that are legally sufficient under Applicable Laws and waivers of pre-emption rights) [*] in such a way as to effectuate the terms and conditions set forth in this Section 12.1. Betta shall [*] take all actions required by Applicable Laws in the Licensee Territory, at its sole cost, to ensure that, no employees, agents, or independent contractors of Licensee, or those of Licensee's Sublicensees or subcontractors, to the knowledge of Licensee, retain any rights or have a claim in or to any Know-How, Inventions, Patents, or other intellectual property arising or derived from their work relating to this Agreement, including without limitation any right or claim to renumeration or profit-sharing. As between the Parties, Licensee shall be solely responsible for any and all costs associated with paying all inventor rewards and remuneration necessary to fulfill Licensee’s obligations under this Section 12.1(g).
12.2    Patent Prosecution and Maintenance.
(a)Definition. For purposes of this Section 12.2, the terms “prosecute,” “prosecuting” and “prosecution,” when used in reference to any Patent, shall be deemed to include, without limitation, drafting patent applications, filing patent applications, prosecution of patent applications before any patent office, and control of any interferences, reissue proceedings, post-grant or inter partes proceedings, oppositions and reexaminations with respect to such Patent.
(b)C4T [*] Patents. As between the Parties, C4T shall have the sole right, but not the obligation, at its own expense, to prosecute and control prosecution and maintenance of all C4T [*] Patents.
(c)C4T Product Patents. As between the Parties, C4T shall have the sole right, but not the obligation, at its own expense, to prosecute and control prosecution and maintenance of all C4T Product Patents and C4T [*] Patents worldwide, provided that, during prosecution before any patent office, C4T shall not make any comments in a response filed with any patent office that challenges or intends to disparage the patentability of any invention in or claims of a Licensee Patent. C4T shall keep Licensee [*] informed of progress with regard to the preparation, filing, prosecution and maintenance of C4T Product Patents in the Licensee Territory. C4T will consult with, and consider [*] the requests and suggestions of, Licensee with respect to strategies for filing and prosecuting C4T Product Patents in the Licensee Territory. C4T will notify Licensee of all warning letters, conflict proceedings, re-examinations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a given C4T Product Patent in the Licensee Territory. In the event that C4T desires to abandon or cease prosecution or maintenance of any C4T Product Patent in the Field in the Licensee Territory during the Term, C4T shall provide [*] prior written notice to Licensee of such intention (which notice shall, in any event, be given no later than [*] prior to the next deadline for any action that may be taken with respect to such Patent with the applicable patent office in the Licensee Territory), and upon Licensee’s written election provided no later than [*] after such notice from C4T, C4T shall continue prosecution and/or maintenance of such Patent at Licensee’s direction and expense. If Licensee does not provide such election within t[*] after such notice from C4T or fails to pay for prosecution or maintenance of any such C4T Product

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Patent in the Licensee Territory, with respect to which it has previously made such election, C4T may, in its sole discretion, continue prosecution and maintenance of such Patent or discontinue prosecution and maintenance of such Patent.
(d)Jointly Owned Other Invention Patents. As between the Parties, (i) in the C4T Territory, C4T shall have the first right, but not the obligation, at its own expense, to prosecute and control prosecution and maintenance of the Jointly Owned Other Invention Patents, and (ii) in the Licensee Territory, Licensee shall have the first right, but not the obligation, at its own expense, to prosecute and control prosecution and maintenance of the Jointly Owned Other Invention Patents. Each Party shall keep the other Party [*] informed of progress with regard to the preparation, filing, prosecution and maintenance of Jointly Owned Other Invention Patents in such Party’s territory. Each Party will notify the other Party of all warning letters, conflict proceedings, re-examinations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a Jointly Owned Other Invention Patent in such Party’s territory. Each Party will consult with, and consider in good faith, the requests and suggestions of, the other Party with respect to strategies for filing and prosecuting Jointly Owned Other Invention Patents in such Party’s territory. In the event that one Party desires to abandon or cease prosecution or maintenance of any Jointly Owned Other Invention Patent in such Party’s territory during the Term, such Party shall provide [*] prior written notice to the other Party of such intention (which notice shall, in any event, be given no later than [*] prior to the next deadline for any action that may be taken with respect to such Patent with the applicable patent office), and upon the other Party’s written election provided no later than [*] after such notice, such Party shall continue prosecution and/or maintenance of such Patent at the other Party’s direction and expense. If the other Party does not provide such election within [*] after such notice or fails to pay for prosecution or maintenance of any such Jointly Owned Other Invention Patent, with respect to which it has previously made such election, such Party may, in its sole discretion, continue prosecution and maintenance of such Patent or discontinue prosecution and maintenance of such Patent.
(e)Licensee Combination Product Invention Patents. As between the Parties, Licensee shall have the sole right, but not the obligation, at its own expense, to prosecute and control prosecution and maintenance of the Licensee Combination Product Invention Patents worldwide, provided that Licensee shall not make any comments or submit filings to any patent office that disparage or call into question the patentability of any invention in or claims of a C4T Product Patent. Licensee shall keep C4T [*] informed of progress with regard to the preparation, filing, prosecution and maintenance of Licensee Combination Product Invention Patents in the C4T Territory. Licensee will consult with, and consider [*] the requests and suggestions of, C4T with respect to strategies for filing and prosecuting Licensee Combination Product Invention Patents in the C4T Territory. Licensee will notify C4T of all warning letters, conflict proceedings, re-examinations, reissuance, oppositions, revocation proceedings or any other material challenge relating to a given Licensee Combination Product Invention Patent in the C4T Territory. In the event that Licensee desires to abandon or cease prosecution or maintenance of any Licensee Combination Product Invention Patents in the Field in the C4T Territory during the Term, Licensee shall provide [*] prior written notice to C4T of such intention (which notice shall, in any event, be given no later than [*] prior to the next deadline for any action that may be taken with respect to such Patent with the applicable patent office in

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the C4T Territory), and upon C4T’s written election provided no later than [*] after such notice from Licensee, Licensee shall continue prosecution and/or maintenance of such Patent at C4T’s direction and expense. If C4T does not provide such election within [*] after such notice from Licensee or fails to pay for prosecution or maintenance of any such Licensee Combination Product Invention Patent in the C4T Territory, with respect to which it has previously made such election, Licensee may, in its sole discretion, continue prosecution and maintenance of such Patent or discontinue prosecution and maintenance of such Patent.
(f)Solely Owned Other Invention Patents. As between the Parties, each Party shall have the sole right, but not the obligation, at its own expense, to control the preparation, filing, prosecution (including any interferences, reissue proceedings, post-grant or inter partes proceedings, oppositions, and re-examinations) and maintenance of all Solely Owned Other Invention Patents that are owned or Controlled by such Party or its Affiliates worldwide.
(g)C4T [*] Patents. The Parties acknowledge, understand, and agree that, as between the Parties [*] has the sole right to prosecute and control prosecution and maintenance of all C4T [*] Patents.
(h)Cooperation of the Parties. Each Party agrees to [*] cooperate in all [*] respects in the preparation, filing, prosecution and maintenance of C4T Product Patents, Jointly Owned Other Invention Patents and Licensee Combination Product Invention Patents and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto respectively at its own costs. Such cooperation includes, but is not limited to: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable the other Party to apply for and to prosecute patent applications in any country or region as permitted by this Section 12.2; and (ii) [*] informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications or Patents.
12.3    Infringement by Third Parties.
(a)Notice. If either C4T or Licensee becomes aware of any infringement or threatened infringement by a Third Party of any C4T Licensed Patent or Jointly Owned Other Invention Patent, it shall [*] notify the other Party in writing to that effect.
(b)C4T [*] Patents. C4T shall have the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement, enforcement, or defense of any C4T [*] Patent at its own expense and by counsel of its own choice.
(c)C4T Product Patents. C4T shall have the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement, enforcement, or defense of any C4T Product Patent at its own expense and by counsel of its own choice, and, to the extent any such infringement is in the Field and the Licensee Territory, Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If C4T fails to bring any such action or proceeding with respect to infringement, enforcement, or defense of any C4T Product Patent in the Field in the Licensee Territory within [*] following the notice of alleged infringement, Licensee shall have the right to bring and control any such action at its own expense and by counsel of its own choice but only to the extent such infringement is in the Field and Licensee Territory, and C4T shall have the right, at its own expense, to be represented in any

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such action by counsel of its own choice. The provisions of this Section 12.3 are subject to, if any, the rights of C4T’s licensee(s) with respect to the Products, whether in or outside the Field and whether in the Licensee Territory or the C4T Territory.
(d)Jointly Owned Other Invention Patents. C4T shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement, enforcement, or defense of any Jointly Owned Other Invention Patent in the C4T Territory at its own expense and by counsel of its own choice, while Licensee shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement, enforcement, or defense of any Jointly Owned Other Invention Patent in the Licensee Territory at its own expense and by counsel of its own choice. If one Party fails to bring any such action or proceeding with respect to infringement, enforcement, or defense of any Jointly Owned Other Invention Patent in such Party’s territory within [*] following the notice of alleged infringement, the other Party shall have the right to bring and control any such action at its own expense and by counsel of its own choice but only to the extent such infringement is in the other Party’s territory, and such Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice The provisions of this Section 12.3 are subject to, if any, the rights of C4T’s licensee(s) granted in compliance with this Agreement with respect to the Products, whether in or outside the Field and whether in the Licensee Territory or the C4T Territory.
(e)Licensee Combination Product Invention Patents. Licensee shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement, enforcement, or defense of any Licensee Combination Product Invention Patent at its own expense and by counsel of its own choice, and C4T shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Licensee fails to bring any such action or proceeding with respect to infringement, enforcement, or defense of any Licensee Combination Product Invention Patent within [*] following the notice of alleged infringement, C4T shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Licensee shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.
(f)Solely Owned Other Invention Patents. Each Party shall have the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement, enforcement, or defense of any Solely Owned Other Invention Patent that is owned or Controlled by such Party or its Affiliates at its own expense and by counsel of its own choice.
(g)C4T [*] Patents. The Parties acknowledge, understand, and agree that, as between the Parties and [*] has the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement, enforcement, or defense of any C4T [*] Patent at its own expense and by counsel of its own choice, and that except for Section 12.3(a), no other provision of this Article 12 will apply to any action or proceeding involving C4T [*] Patents.
(h)Cooperation; Award. In the event a Party brings an action or proceeding in accordance with Sections 12.3(c)-(e), the other Party shall [*] cooperate in all material respects, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither Party shall enter into any settlement or compromise of any action that would in any manner alter, diminish, or be in derogation of the other Party’s rights under this Agreement without the prior written consent of such other Party, which shall not be unreasonably

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withheld. Except as otherwise agreed by the Parties in connection with a cost-sharing arrangement, any recovery realized by a Party as a result of any action or proceeding pursuant to Sections 12.3(c)-(e), whether by way of settlement or otherwise, shall be applied first to reimburse the Parties’ documented out-of-pocket expenses relating to the action or proceeding, and any remaining amounts shall be retained by the Party that brought and controlled such action; [*].
12.4    Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either Party pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 12.4 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party [*].
12.5    Patent Coordinators; Patent Coordination Meetings. Each Party will appoint a patent coordinator (each, a “Patent Coordinator”) to serve as such Party’s primary liaison with the other Party on matters described in Article 12 or relating Inventions and Patents and filing, prosecution, maintenance and enforcement of the C4T Product Patents in the Licensee Territory and Licensee Combination Product Invention Patents and Jointly Owned Other Invention Patents worldwide. During the Term of the Agreement, the Patent Coordinators will meet in-person or by means of telephone or video conference at least [*] each Calendar Year or as such other intervals as agreed by the Patent Coordinators. Each Party may replace its Patent Coordinator at any time by providing notice in writing to the other Party. The initial Patent Coordinators will be:
For C4T: [*]

For Licensee: [*]
12.6    Marking. Licensee will mark all Products sold in the Licensee Territory in accordance with the applicable patent marking laws, and will require all of its Affiliates and Sublicensees to do the same. To the extent required by the Applicable Laws, Licensee will indicate on the product packaging, advertisement and promotional materials of the Products sold in the Licensee Territory that such Product is in-licensed from C4T. During the Term, C4T hereby grants to Licensee a non-exclusive, fully paid-up, royalty free, sublicensable license to use C4T’s name and corporate logos for the Commercialization of the Product in the Licensee Territory, solely for the purpose and to the extent consistent with the foregoing.
12.7    Patent Listings. With respect to each Product, as between the Parties, C4T shall have the sole right to determine and make all patent listings with Regulatory Authorities or other Governmental Authorities in the C4T Territory, and the Parties shall mutually agree to determine and make all patent listings with Regulatory Authorities or other Governmental Authorities in the Licensee Territory, provided that in no event will any C4T [*] Patents or C4T [*] Ligand Patents be included in any patent listing. Each Party shall, and shall cause its Affiliates to, (a) provide to the other Party all information that is necessary or reasonably useful to enable the other Party to make such filing with Regulatory Authorities or other Governmental Authorities and (b)

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cooperate with the other Party in connection therewith, including meeting any submission deadlines.
12.8    Patent Term Extension. The Parties will discuss and recommend for which, if any, C4T Product Patents in the Licensee Territory the Parties should seek patent term extensions. Notwithstanding the foregoing, C4T may apply for any such patent term extension in the Licensee Territory with the prior written consent of Licensee. If Licensee provides a written consent for a patent term extension in the Licensee Territory, Licensee shall [*]. All expenses incurred in connection therewith shall be borne by C4T.
12.9    Common Interest. All information exchanged between the Parties regarding the preparation, filing prosecution, maintenance, enforcement and defense of Patents under this Article 12 will be deemed to be Confidential Information of the Party that Controls the Patent or has licensed rights to the Patent to the other Party. In addition, the Parties acknowledge and agree that, with regard to such preparation, filing, prosecution, maintenance, enforcement and defense, the interests of the Parties as collaborators, licensors or licensees are to, for their mutual benefit, obtain patent protection and plan patent defense against potential patentability/invalidity challenges or infringement activities by Third Parties, and as such, are aligned and are legal in nature. Each Party agrees and acknowledges that it has not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning Patents under this Article 12, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding anything to the contrary in this Agreement, to the extent a Party has a good faith belief that any information required to be disclosed by such Party to the other Party under this Article 12 is protected by attorney-client privilege or any other applicable legal privilege or immunity, such Party shall not be required to disclose such information and the Parties shall in good faith cooperate to agree upon a procedure (which may include entering into a specific common interest agreement, disclosing such information on a “for counsel eyes only” basis or similar procedure) under which such information may be disclosed without waiving or breaching such privilege or immunity.
13.Term; Termination
13.1    Term. This Agreement will become effective as of the Effective Date, and unless terminated earlier as provided in this Article 13, will continue, on a Product-by-Product and Region-by-Region or country-by-country basis, in effect until the expiration of the Royalty Term applicable to such Compound or Product and such Region or country (the “Term”).
13.2    Termination.
(a)Termination For Convenience. At any time, Licensee may terminate this Agreement in its entirety, or on a Product-by-Product and Region-by-Region basis, by providing [*] prior written notice to C4T; provided that at any time after such notice by Licensee, C4T may accelerate the effective date of such termination by providing [*] prior written notice to Licensee of such accelerated effective date. [*]
(b)[*].
(c)Material Breach. A Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party is in material breach of this Agreement and

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has not cured such breach within [*] (or [*] with respect to any payment breach hereunder) after notice from the terminating Party requesting cure of the breach. Any such termination shall become effective at the end of such [*] (or [*] with respect to any payment breach hereunder) period unless the breaching Party has cured such breach prior to the end of such period.
(d)Patent Challenge. C4T shall have the right, to the extent permitted by Applicable Laws, to terminate this Agreement immediately upon written notice to Licensee if Licensee or any of its Affiliates or Sublicensees, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Patent included within C4T Technology, unless the subject challenge is dismissed or withdrawn and is not thereafter reinstituted or continued within [*]; provided that in the event a Sublicensee of Licensee initiates such challenge, C4T may not terminate this Agreement if (i) Licensee successfully causes such Sublicensee to abort such challenge within a [*] cure period, or (ii) Licensee terminates such sublicense within such [*] cure period.
(e)Bankruptcy. A Party shall have the right to terminate this Agreement upon written notice to the other Party upon (i) the bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation, winding up or other similar proceedings by or against such other Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, including any section or chapter of the United States Bankruptcy Code, as amended or under any similar laws or statutes of the United States or any state thereof, (ii) the making or seeking to make or arrange an assignment for the benefit of creditors of such other Party; (iii) the initiation of proceedings in voluntary or involuntary bankruptcy against such other Party, or is adjudged bankrupt; (iv) the appointment of a receiver or trustee of such other Party’s property that is not discharged within [*]; or (v) any corporate action taken by the board of directors of such other Party in furtherance of any of the foregoing actions (collectively, the “Bankruptcy Event”).
13.3    Effect of Expiration or Termination.
(a)Effect of Expiration. Upon expiration (but not earlier termination) of this Agreement and provided that Licensee has paid all payments payable under this Agreement, the License shall survive on a fully-paid, royalty-free, irrevocable, perpetual basis, with the right to sublicense through multiple tiers of sublicense, and all other rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 13.3 or in Section 13.4.
(b)Effect of Termination. Upon any termination of this Agreement, the License and all other licenses granted to Licensee under this Agreement shall automatically terminate and revert to C4T, the license granted to C4T under Section 2.5(a) and all other licenses granted to C4T under this Agreement shall automatically terminate and revert to Licensee, and all other rights and obligations of the Parties under this Agreement shall terminate, except as provided elsewhere in this Section 13.3 or in Section 13.4; provided that if Licensee has the right to terminate this Agreement pursuant to Section 13.2(c), in lieu of terminating of Agreement, Licensee may elect, upon written notice to C4T, to have this Agreement continue in full force

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and effect and reduce the future royalty payments under Sections 8.3, 8.4 and 8.5 by [*] as its sole remedy for such breach. Notwithstanding the foregoing, [*].
(c)Inventory. Upon any termination of this Agreement, the Licensee shall have the right to sell off the remaining stock of the Product in the Licensee Territory within [*] of termination; and C4T shall have the right but not the obligation to purchase the remaining stock of the Product at a price equal to the purchase price paid for such Product. If C4T exercises the right to purchase the remaining stock of the Product, C4T shall also compensate Licensee for any reasonable warehousing, insurance and transportation expenses related to such Product from and after the date on which C4T repurchases it. If this Agreement is terminated by Licensee pursuant to Section 13.2(c) or Section 13.2(e) while the remaining stock of the Product in the Licensee Territory is not allowed to be sold in the Field in the Licensee Territory, C4T shall compensate Licensee for all costs and expenses incurred by Licensee in connection with such remaining stock of the Product (including without limitation any warehousing, insurance and transportation expenses).
(d)Additional Effects of Termination. Upon any termination of this Agreement, except termination of this Agreement by Licensee under Section 13.2(b), Section 13.2(c) or Section 13.2(e), the following provisions shall apply:
(i)[*]As soon as practicable (and in any event within [*]) after such termination, Licensee shall: (A) to the extent not previously provided to C4T, deliver to C4T true, correct and complete copies of all Regulatory Filings (including Regulatory Approvals) for the Products in the Field in the Licensee Territory, and disclose to C4T all Licensee Know-How (including all preclinical and clinical data) not previously disclosed to C4T; (B) transfer or assign, or cause to be transferred or assigned, to C4T or its designee (or to the extent not so assignable, take all reasonable actions to make available to C4T or its designee the benefits of) all Regulatory Filings (including Regulatory Approvals) for the Products in the Field in the Licensee Territory, whether held in the name of Licensee or its Affiliate, provided that, subject to continuing confidentiality obligations under Article 10, Licensee shall have the right to keep one copy of such documents and materials for archival purposes to meet its audit requirements and internal compliance needs, and Licensee shall not be obligated to return or destroy the automatically created electronic copies stored on system back-up tapes; and (C) take such other actions and execute such other instruments, assignments and documents as may be necessary to effect, evidence, register and record the transfer, assignment or other conveyance of rights under this Section 13.3(d)(i) to C4T.
(ii)Licensee shall have the right to elect in its sole discretion to, (A) wind-down any ongoing Development activities of Licensee and its Affiliates and Sublicensees with respect to the Products in the Field in the Licensee Territory in an orderly manner, or (B) [*] transfer the responsibility and control of such Development activities to C4T or its designee, in either case in compliance with all Applicable Laws. If such Development activities are to be transferred to C4T or its designee, Licensee shall [*], transfer and to assist C4T to assume responsibility for and control of such Development activities.
(iii)[*]
(iv)[*]

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(e)Confidential Information. Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party retains a license from the other Party as provided in this Article 13, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one (1) copy of such materials for archival purposes only subject to continuing confidentiality obligations under Article 10.
13.4    Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the Parties’ rights and obligations under [*] shall survive expiration or any termination of this Agreement.
13.5    Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of the United States Bankruptcy Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to “intellectual property” as defined under the Bankruptcy Laws.  If a Bankruptcy Event is commenced during the Term by or against a Party, (a) the Party subject to such Bankruptcy Event shall promptly inform the other Party of such Bankruptcy Event; (b) unless and until this Agreement is rejected as provided in such Bankruptcy Laws, the Party who is a licensee of rights under this Agreement from the Party subject to such Bankruptcy Event shall retain and may fully exercise all of the rights and elections under the Bankruptcy Laws and, subject to the Bankruptcy Laws, other Applicable Laws; (c) unless and until this Agreement is rejected as provided in such Bankruptcy Laws, the Party subject to such Bankruptcy Event (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party; (d) in the event this Agreement is rejected as provided in such Bankruptcy Laws and the counterparty licensee elects to retain its rights in accordance with and subject to the Bankruptcy Laws, subject to such counterparty licensee’s obligations under the Bankruptcy Laws, such counterparty licensee may retain its rights to such intellectual property as such rights existed immediately before the case commenced for the duration of the Agreement and any period for which this Agreement may be extended by such counterparty licensee as of right under other Applicable Laws; and (e) in the event this Agreement is rejected as provided in such Bankruptcy Laws and such counterparty licensee elects to retain its rights in accordance with and subject to the Bankruptcy Laws, subject to such counterparty licensee’s obligations under the Bankruptcy Laws, the Party subject to such Bankruptcy Event shall, upon a written request, provide to the other Party a complete duplicate of (or complete access to, as appropriate) any such intellectual property (including any embodiment of such intellectual property) held by the Party subject to such Bankruptcy Event.  All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) subject to the applicability of the Bankruptcy Laws, and the non-bankrupt Party, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other remedies as may now or hereafter exist at law or in equity in such event.  Each Party hereby

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acknowledges, on behalf of itself and its Affiliates, “embodiments” of intellectual property include the following: (a) Data from the research and Development of the Compound and Products; (b) Compound and Product samples and inventory; (c) Product formulations; (d) laboratory notebooks and records from either Party’s research and Development relating to any Compound or Product, including from the Development Plan; (e) results from clinical studies of the any Compound or Product; (f) Regulatory Approvals relating to any Compound or Product; and (g) marketing, advertising and promotional materials relating to any Compound or Product.
14.Indemnification
14.1    Indemnification of C4T. Licensee shall indemnify and hold harmless each of C4T and its Affiliates and their respective directors, officers, employees, contractors, consultants, agents and successors and assigns of any of the foregoing (the “C4T Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (the “Losses”), incurred by any C4T Indemnitee as a result of any claims, demands, actions, suits or proceedings brought by a Third Party (the “Third Party Claims”) arising directly or indirectly out of: [*].
14.2    Indemnification of Licensee. C4T shall indemnify and hold harmless each of Licensee and its Affiliates and their respective directors, officers, employees, contractors, consultants, agents and successors and assigns of any of the foregoing (the “Licensee Indemnitees”), from and against any and all Losses incurred by any Licensee Indemnitee as a result of any Third Party Claims arising directly or indirectly out of: [*].
14.3    Procedure. A C4T Indemnitee or Licensee Indemnitee that intends to claim indemnification under this Article 14 (the “Indemnitee”) shall [*] notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof. The indemnity arrangement in this Article 14 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is affected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within [*] after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 14 if and to the extent the Indemnitor is actually prejudiced by such failure. The Indemnitee shall [*] cooperate in all material respects with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.
14.4    Insurance. [*]
14.5    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 14.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 14.1 OR 14.2, OR DAMAGES

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AVAILABLE FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS IN ARTICLE 10.
15.Dispute Resolution
15.1    Disputes. The Parties recognize that disputes as to certain matters arising out of or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising out of or in connection with this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, any and all disputes between the Parties arising out of or in connection with this Agreement will first be referred to the Executive Officers for resolution and the Executive Officers will attempt to resolve the matter in good faith. If the Executive Officers fail to resolve such matter within [*] after the date on which the matter is referred to the Executive Officers (unless a longer period is agreed to by the Parties in writing), then either Party may submit the dispute for final resolution by binding arbitration in accordance with Section 15.2.
15.2    Arbitration. Each dispute, difference, controversy or claim arising out of or in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof that cannot be resolved pursuant to Section 15.1 (or if the Parties fail to submit the dispute to the Executive Officers within [*] after one Party provides to the other Party a written notice of such dispute) will be referred to and finally resolved by binding arbitration administered by [*] pursuant to its C[*] (the “Rules”). Each Party will, within [*] after the institution of the arbitration proceedings appoint one (1) arbitrator, with the third arbitrator to be selected by mutual agreement of the two (2) arbitrators appointed by the Parties, and each arbitrator will have significant experience in the biopharmaceutical industry. If the two initial arbitrators are unable to select a third arbitrator within [*], the third arbitrator will be appointed in accordance with the Rules. The arbitrators may engage an independent expert with experience in the subject matter of the particular dispute to advise the arbitrators. The foregoing arbitration proceedings may be commenced by either Party by notice to the other Party. The seat, or legal place, of the arbitration will be [*], and unless otherwise agreed by the Parties, all such arbitration proceedings will be held in [*]; provided, however, that proceedings may be conducted by telephone conference call with the consent of the Parties and the arbitrator(s). All arbitration proceedings will be conducted in the English language. The arbitrators will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrators will have no authority to award punitive damages. The Parties will share equally the cost of the arbitration filing and hearing fees, the cost of any independent expert retained by the arbitrators, and the cost of the arbitrators and administrative fees of [*], unless otherwise ordered by the arbitrators. Each Party will bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses. The Parties hereby agree that the arbitrators have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrators deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrators will be final. The provisions of this Section 15.2 may be enforced and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Except to the extent necessary to confirm or challenge an award or as may be required by Applicable Law,

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neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties, provided that either Party may make such disclosures as are permitted for Confidential Information of the other Party under Article 10 above. Nothing in this Article 15 will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Notwithstanding the Parties’ agreement to arbitrate, unless the Parties agree in writing in any particular case, claims and disputes between the Parties with respect to, or for which resolution depends in whole or in part on a determination of the ownership, inventorship, interpretation, scope, validity, enforceability or infringement of, Patent rights relating to any Products will not be subject to arbitration under this Agreement, and the Parties may pursue whatever rights and remedies may be available to them under law or equity, including litigation in a court of competent jurisdiction, with respect to such claims and disputes.
16.Miscellaneous
16.1    Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of [*], without regard to the conflicts of law provisions thereof.
16.2    Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, together with the Development Plan(s), sets forth all of the agreements and understandings between the Parties with respect to the subject matter hereof and thereof, and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof. There are no other agreements or understandings with respect to the subject matter hereof, either oral or written, between the Parties. Except as expressly set forth in this Agreement, no subsequent amendment, modification or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.
16.3    Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as any other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
16.4    Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
16.5    Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in

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part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
16.6    Assignment. Except as expressly provided hereunder and subject to terms and conditions of this Agreement, this Agreement may not be assigned or otherwise transferred by a Party without the prior written consent of the other Party, except (a) to an Affiliate of such Party, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, or (b) to a Third Party in connection with the sale of all or substantially all of its assets to which this Agreement relates, whether in a merger, acquisition, sale of stock, sale of assets, reorganization, or other transaction or series of related transactions, provided that the assigning Party shall provide to the non-assigning Party a written covenant (in form and substance reasonably satisfactory to the non-assigning Party) from such Third Party to the non-assigning Party that such Third Party will continue to perform the assigning Party’s obligations under this Agreement. Notwithstanding the foregoing, neither Party may sell, assign or otherwise pledge as a security all or any part of its rights to receive royalties and other related payments under this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 16.6. Any assignment in violation of this Agreement shall be void.
16.7    No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.
16.8    Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part. The Parties shall use their commercially reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) in a way that, to the extent practicable and legally permissible, implements the original intent of the Parties.
16.9    Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, by overnight courier, by facsimile, or by electronic mail, confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if delivered by overnight courier, [*] after delivery; or (c) if sent by facsimile, upon electronic confirmation of receipt.
if to C4T:    C4 Therapeutics, Inc.
490 Arsenal Way, Suite 120
Watertown, MA 02472

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Attention: [*]
Email address(es): [*]
with a copy to:    Goodwin Procter LLP
The New York Times Building
620 Eighth Avenue
New York, NY 10018

Attention: [*]
Facsimile No.: [*]
Email address: [*]

and

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210

Attention: [*]
Facsimile No.: [*]
Email address: [*]
if to Licensee:    Betta Pharmaceuticals Co. Ltd.
355 Xingzhong Road
Yuhang, Hangzhou, Zhejiang, 311100, China
Attention: [*]
Facsimile No.: [*]
Email address(es): [*]
with a copy to:    Han Kun Law Offices
9/F, Office Tower C1, Oriental Plaza, 1 East Chang An Ave.,
Beijing 100738, P. R. China
Attention: [*]
Facsimile No.:| [*]
Email address(es): [*]
16.10    Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, regional or worldwide epidemic or pandemic, war, civil unrest, acts of terrorism, accident, destruction or other casualty (a “Force Majeure Event”). Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure Event for the purposes of this Agreement

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even though the pandemic is ongoing solely to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date. Notice of a Party’s failure or delay in performance due to a Force Majeure Event must be given to the other Party within [*] after its occurrence.
16.11    Interpretation; Language. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. The word “including” and similar words mean “including without limitation,” whether or not specifically stated. The word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction is mutually exclusive. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. The words “pharmaceuticals” or “drugs” include biologics unless expressly indicated otherwise. All references to days in this Agreement shall mean calendar days, unless otherwise specified. All references to any Applicable Law in this Agreement shall mean such Applicable Law as amended, restated, supplanted or otherwise modified from time to time. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.
(a)This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, including in respect of any disputes arising under this Agreement, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.
16.12    [*] [*]Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
16.13    Use of Names, Logos or Symbols. Subject to Sections 6.4 and 12.6 and Article 10, each Party hereby grants the other Party a non-exclusive, limited right to use the other Party’s name, trademarks, trade names on the other Party’s website, in a Party’s internal or external materials or presentations relating to the Party’s pipeline, programs, or partnerships and collaborations, or in materials prepared in connection with a bona fide actual or prospective loan, financing or investment. For clarity, neither Party will use the name, trademarks, trade names, physical likeness, employee names or owner symbol of the other Party for any other purpose without the prior written consent of the other Party.

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16.14    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the Parties or their representative legal counsel, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one and the same instrument. Electronic, facsimile or PDF image signatures shall be treated as original signatures, with the understanding that each Party expressly agrees that such Party shall be bound by its own electronically transmitted signature and shall accept the electronically transmitted signature of the other Party (including through the use of eSignature platforms such as DocuSign®). No Party will raise the use of electronic delivery to transmit a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery as a defense to the formation of a contract.
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In Witness Whereof, the Parties hereto have duly executed this License and Collaboration Agreement as of the Effective Date.

C4 Therapeutics, Inc.	Betta Pharmaceuticals Co., Ltd.
By: /s/ Andrew J. Hirsch Name: Andrew J. Hirsch Title: President and Chief Executive Officer	By: /s/ Lieming Ding Name: Lieming Ding Title: Chairman of the Board and Chief Executive Officer

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Exhibit A

Schedule of C4T Licensed Patents
[*]

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Exhibit B

Press Release
[*]

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Exhibit C

Development Plan[*]

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Exhibit D

Bank Account Details
[*]

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Exhibit E

Perceptive Agreement

[*]

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